UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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SEAWORLD ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

April 29, 2016

Dear Fellow Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) to be held on Wednesday, June 15, 2016 at 11:00 a.m., Eastern Daylight Time. For your convenience, we are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting seaworld.onlineshareholdermeeting.com.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April 29, 2016 to our stockholders of record at the close of business on April 18, 2016. The notice contains instructions on how to access our Proxy Statement and 2015 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of SeaWorld Entertainment, Inc.

Sincerely,

David F. D’Alessandro

Chairman of the Board of Directors

Joel K. Manby

President and Chief Executive Officer, Director

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2016

Notice is hereby given that the 2016 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) will be held on Wednesday, June 15, 2016 at 11:00 a.m., Eastern Daylight Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting seaworld.onlineshareholdermeeting.com. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1) To elect the three Class III director nominees listed herein.

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

(3) To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

(4) To approve a management proposal to amend the Company’s Amended and Restated Certificate of Incorporation to provide for the phased-in declassification of the Board of Directors, beginning at the 2017 annual meeting.

(5) To determine the advisability of a management proposal to implement majority voting in uncontested director elections.

(6) To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on April 18, 2016, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, and electronically during the Annual Meeting at seaworld.onlineshareholdermeeting.com when you enter your 16-Digit Control Number.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;

•	Telephone; or

•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Wednesday, June 15, 2016: The Proxy Statement and 2015 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2015, are available at www.proxyvote.com.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

April 29, 2016

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2016

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you via the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of SeaWorld Entertainment, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 15, 2016 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares via the Internet in accordance with the instructions at seaworld.onlineshareholdermeeting.com.

What am I voting on?

There are five proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three Class III director nominees listed in this Proxy Statement (the “Nominee Proposal”).

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 (the “Ratification Proposal”).

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers (the “Say-on-Pay Proposal”).

•	Proposal No. 4: Approval of a management proposal to amend the Company’s Amended and Restated Certificate of Incorporation to provide for the phased-in declassification of the Board of Directors, beginning at the 2017 annual meeting (the “Declassification Proposal”).

•	Proposal No. 5: A management proposal to determine the advisability of implementing majority voting in uncontested director elections (the “Majority Voting Proposal”).

Who is entitled to vote?

Stockholders as of the close of business on April 18, 2016 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 88,659,952 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, each of the Nominee Proposal, Say-on-Pay Proposal, Declassification Proposal and Majority Voting Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the election of the Nominee Proposal, all elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

With respect to the Ratification Proposal, the Say-on-Pay Proposal and the Majority Voting Proposal, approval of each proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

With respect to the Declassification Proposal, approval of the proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of the Company’s stock entitled to vote on the proposal, voting as a single class.

While the Say-on-Pay Proposal is advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the Nominee Proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of directors. Broker non-votes will have no effect on the outcome of the Nominee Proposal.

With respect to the Ratification Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.

With respect to the Say-on-Pay Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Say-on-Pay Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Pay Proposal.

With respect to the Declassification Proposal you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Declassification Proposal. Abstentions and “broker non-votes” will have the same effect as votes “AGAINST” this proposal.

With respect to the Majority Voting Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Majority Voting Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Pay Proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the Ratification Proposal.

•	“FOR” the Say-on-Pay Proposal.

•	“FOR” the Declassification Proposal.

•	“FOR” the Majority Voting Proposal.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at seaworld.onlineshareholdermeeting.com. If you were a stockholder or joint holder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at seaworld.onlineshareholdermeeting.com;

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at seaworld.onlineshareholdermeeting.com on the day of the Annual Meeting;

•	Webcast starts at 11:00 a.m. Eastern Daylight Time;

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet;

•	You will need your 16-Digit Control Number to enter the Annual Meeting; and

•	Webcast replay of the Annual Meeting will be available until June 15, 2017.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 14, 2016 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 14, 2016.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation currently provides for a classified Board of Directors divided into three classes. Joseph P. Baratta, Deborah M. Thomas and Peter F. Wallace constitute a class with a term that expires at this Annual Meeting of Stockholders in 2016 (the “Class III Directors”); David F. D’Alessandro, Joel K. Manby, Judith A. McHale and Ellen O. Tauscher constitute a class with a term that expires at the Annual Meeting of Stockholders in 2017 (the “Class I Directors”); and Ronald Bension, William Gray and Thomas E. Moloney constitute a class with a term that expires at the Annual Meeting of Stockholders in 2018 (the “Class II Directors”).

Since the beginning of fiscal 2015 there were several changes in our Board’s composition. On January 5, 2015, Bruce McEvoy notified the Board of his decision to resign from his position as a member of the Board, effective as of January 15, 2015. The Board elected Thomas Moloney as an independent Class II director of the Company to fill the vacancy created by Mr. McEvoy’s resignation, effective as of January 15, 2015. On April 7, 2015, in connection with the appointment of Joel K. Manby as the Company’s new President and Chief Executive Officer, the size of the Board was increased to ten members and Joel K. Manby was designated as a Class I Director. On February 24, 2016, Joseph P. Baratta notified the Board that he would not stand for re-election to the Board at the 2016 Annual Meeting of Stockholders. On April 13, 2016, Jim Atchison notified the Board of his decision to resign from his position as a member of the Board, effective as of April 15, 2016. The Company is grateful to Messrs. McEvoy, Baratta and Atchison for their years of service on the Board.

In 2015 and 2016, as a part of the governance review, the Nominating and Corporate Governance Committee conducted an extensive search for qualified director candidates. Based on the results of the search process, on April 13, 2016, the Nominating and Corporate Governance Committee recommended the appointment of Ronald Bension as an independent Class II director to fill the vacancy created by the resignation of Mr. Atchison, effective as of April 15, 2016, and recommended the nomination of Donald C. Robinson for election as a Class III director nominee at the Annual Meeting to fill the vacancy that will result from Mr. Baratta not standing for re-election. On April 13, 2016, the full Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Mr. Bension as an independent Class II director, effective as of April 15, 2016, and considered and nominated the following slate of Class III nominees for a three-year term expiring in 2019: Donald C. Robinson, Deborah M. Thomas and Peter F. Wallace. Action will be taken at the Annual Meeting for the election of these three Class III nominees. Each of the nominees, other than Mr. Robinson, is presently a director of the Company.

As discussed in greater detail in the Declassification Proposal, the Board has recently approved an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation “) to provide for the phased-in declassification of the Board, beginning in 2017, subject to the approval of the stockholders at the Annual Meeting. If the Declassification Proposal is approved by the requisite vote of the stockholders, the directors elected at the 2017 Annual Meeting of Stockholders (and each Annual Meeting of Stockholders held thereafter) will be elected for one-year terms, and beginning with the 2019 Annual Meeting of Stockholders, the entire Board will be elected on an annual basis.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Donald C. Robinson, Deborah M. Thomas and Peter F. Wallace. If any of these three nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2016

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

		Class III—Nominees for Term Expiring in 2019

Name	Age	Principal Occupation and Other Information
Donald C. Robinson	62	Donald C. Robinson has been nominated by the Board for election as a director at the Annual Meeting. Mr. Robinson currently owns a hospitality consulting firm, Potcake Holdings, LLC, which is involved in a variety of consulting roles. Prior to that, Mr. Robinson served as the President and Chief Operating Officer of All Aboard Florida, the country’s first privately owned intercity passenger rail system that will connect South Florida to Orlando, where he served from March 2012 until December 2014. From February 2006 to September 2012, he served as President of Baha Mar Ltd., a luxury resort company. Previously, Mr. Robinson served in various capacities for The Walt Disney Company from June 1972 to January 2006, including as Group Managing Director and Executive Vice President of Hong Kong Disneyland from 2001 to 2006, as Senior Vice President of Operations at Walt Disney World Operations from 1998 to 2001, as Senior Vice President/Vice President of Walt Disney World Resorts from 1995 to 1998, and as Opening General Manager of Disney’s All-Star Resorts, Walt Disney World, from 1993 to 1995. Mr. Robinson currently serves as a director of Denny’s Corporation. Mr. Robinson holds a Bachelor of Science degree in microbiology from the University of Central Florida, and completed coursework through the Master’s in Business Administration program at Rollins College.

Deborah M. Thomas	52	Deborah M. Thomas has been a director of the Company since 2013. Ms. Thomas currently serves as the Chief Financial Officer of Hasbro, Inc. Prior to her appointment in 2009 as Hasbro’s Chief Financial Officer, Ms. Thomas served as Senior Vice President and Head of Corporate Finance for Hasbro from 2007 to 2009. Ms. Thomas also served as Hasbro’s Corporate Controller and has held positions of increasing responsibility since joining Hasbro’s Finance Department in 1998. Prior to joining Hasbro, Ms. Thomas held Assurance positions at KPMG Peat Marwick, LLP from 1986 through 1998, in the United States and in the United Kingdom. Ms. Thomas holds a bachelor’s degree from Providence College, where she currently serves on the President’s Advisory Council, and is a CPA.

Peter F. Wallace	41	Peter F. Wallace has been a director of the Company since 2009. Mr. Wallace is a Senior Managing Director in Blackstone’s Private Equity Group, which he joined in 1997. Mr. Wallace currently serves on the board of directors of Vivint Solar, Inc., and The Michaels Companies, Inc. and also serves on the board of directors of several private companies, including Outerstuff LLC,

Service King Collision Repair Centers, APX Group Holdings, Inc. and the Weather Channel Companies. Mr. Wallace was formerly a director of Allied Barton Security Services and GCA Services Group, Inc. Mr. Wallace graduated from Harvard College.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

		Class I—Directors Whose Term Expires in 2017

Name	Age	Principal Occupation and Other Information
David F. D’Alessandro	65	David F. D’Alessandro has been the Chairman of the Board of Directors of the Company since 2010. Mr. D’Alessandro was named Interim Chief Executive Officer of the Company in January 2015 and served in that capacity until April 2015. He served as Chairman, President and Chief Executive Officer of John Hancock Financial Services from 2000 to 2004, having served as President and Chief Operating Officer of the same entity from 1996 to 2000, and guided the company through a merger with ManuLife Financial Corporation in 2004. Mr. D’Alessandro served as President and Chief Operating Officer of ManuLife in 2004. Mr. D’Alessandro currently serves on the board of directors of Vivant Solar and also serves on the board of directors of several private companies, including APX Group Holdings, Inc. He is a former Partner of the Boston Red Sox. A graduate of Syracuse University, he holds honorary doctorates from three colleges and serves as vice chairman of Boston University.

Joel K. Manby	56	Joel K. Manby has been our President and Chief Executive Officer and a director of the Company since April 2015. From 2003 to 2015, he served as the President and Chief Executive Officer of Herschend Enterprises, the largest family-owned theme park and entertainment company in the United States. Prior to joining Herschend, Mr. Manby spent 20 years in the auto industry in general management and marketing roles, primarily at General Motors in the Saturn and Saab divisions. Mr. Manby served as CEO of Saab Automobile USA from 1996 to 2000. Mr. Manby currently serves on the board of directors of Popeye’s Louisiana Kitchen, Inc. and also serves as a member of the National Advisory Board of The Salvation Army. Mr. Manby received an M.B.A. from Harvard Business School and a B.S. from Albion College. As valedictorian of Albion College, Mr. Manby was a Rhodes scholarship finalist.

Judith A. McHale	69	Judith A. McHale has been a director of the Company since 2013. Ms. McHale currently serves as the President and Chief Executive Officer of Cane Investments, LLC. From 2009 to 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to 2009, Ms. McHale served as a Managing Partner in the formation of GEF/Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Ralph Lauren Corporation, Yellow Media Limited and Hilton Worldwide Holdings, Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.

Ellen O. Tauscher	64	The Honorable Ellen O. Tauscher has been a director of the Company since December 2014. Ms. Tauscher currently serves as a strategic advisor at the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC. From February 2012 to August 2012, Ms. Tauscher served as Special Envoy for Strategic Stability and Missile Defense at the U.S. State Department. From June 2009 to February 2012, Ms. Tauscher served as Under Secretary of State for Arms Control and International Security. Prior to joining the State Department, Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. Prior to serving in Congress, Ms. Tauscher worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. From 1977 to 1980, Ms. Tauscher was a member of the New York Stock Exchange representing Bache Halsey Stuart Shields. Ms. Tauscher serves on the Board of Directors of eHealth, Inc., Edison International and Invacare Corporation. Ms. Tauscher also serves on the boards of various national security-related corporations and the National Comprehensive Cancer Network. Ms. Tauscher holds a B.S. degree in early childhood education from Seton Hall University.

		Class II—Directors Whose Term Expires in 2018

Name	Age	Principal Occupation and Other Information
Ronald Bension	61	Ronald Bension has been a director of the Company since April 2016. Mr. Bension has been the President of House of Blues Entertainment, LLC at Live Nation Entertainment, Inc. since November 2010. Prior to that, he served as Chief Executive Officer of TicketsNow.com, Inc. from January 2010 to November 2010. During his more than 30-year career, he has led several major e-commerce, recreation and entertainment companies to financial and strategic success. Mr. Bension also served as the Chief Executive Officer of Sportnet at Wasserman Media Group, LLC from February 2008 to June 2009, Chief Executive Officer of Tickets.com, Inc. from December 2001 to May 2006 and Chief Executive Officer of GameWorks, LLC

		from 1999 to 2001. Previously, he also served as Chairman and Chief Executive Officer of Universal Studios Recreation Group, a unit of Universal Studios. Mr. Bension received Bachelor of Science in Criminal Justice from California State University, Los Angeles.

William Gray	64	William Gray has been a director of the Company since December 2014. He currently serves as co-founder and director of Hulls Highway, Inc., a consulting firm. Mr. Gray has also been a Senior Advisor to The Blackstone Group L.P. since 2010. Mr. Gray served as Co-Chief Executive Officer of Ogilvy North America of Ogilvy & Mather Inc. from 2005 to 2009. Mr. Gray served as the President of Ogilvy & Mather Inc. from 1997 to 2005. Mr. Gray also served as Managing Director of Ogilvy Advertising New York from 1994 to 1996 and held other positions of increasing responsibility from the time he joined Ogilvy & Mather, Inc. as an Assistant Account Executive in 1978. Mr. Gray currently serves on the board of trustees of The Century Family of Mutual Funds and the New York Public Library and on the board of directors of HealthMarkets, Inc. Mr. Gray received an M.B.A. from University of Virginia and a B.A. from Harvard University.

Thomas E. Moloney	72	Thomas E. Moloney has been a director of the Company since January 2015. Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also previously served as a director of MSC from 2005 to 2012. Mr. Moloney serves on the Board of Directors of Genworth Financial, Inc. (NYSE) and also serves on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification (Silver Level) from the American College of Corporate Directors Group.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Regulatory & Governmental Affairs Committee.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment. During the course of 2015 and 2016, the Nominating and Corporate Governance Committee

conducted a comprehensive review of the Company’s governance profile, current best practices in corporate governance and considered recommendations of governance experts and input from the Company’s stockholders. As a result of the review, the Nominating and Corporate Governance Committee made recommendations to the Board to present the Declassification Proposal and Majority Voting Proposal to our stockholders at the Annual Meeting and the Board determined to include these proposals in these proxy materials relating to the Annual Meeting.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com), the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. D’Alessandro, Gray, Moloney, Bension and Robinson and Mses. McHale, Tauscher and Thomas is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable NYSE standards, including with respect to committee service. Our Board has also determined that each of Mr. Moloney and Mses. McHale and Thomas is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Structure

Our Board of Directors is led by the Non-Executive Chairman. The Chief Executive Officer position is currently separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. D’Alessandro serves as Chairman, while Mr. Manby serves as our President and Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. D’Alessandro’s attention to Board and committee matters allows Mr. Manby to focus more specifically on overseeing the Company’s day to day operations as well as strategic opportunities and planning.

Our Corporate Governance Guidelines require the Board of Directors to elect a Lead Director on an annual basis when the Chairman of the Board of Directors is also the Chief Executive Officer or is a director who does not qualify as a Lead Director. From January 15, 2015 until April 7, 2015, Mr. D’Alessandro served as our Interim Chief Executive Officer and Chairman of our Board of Directors. As a result, Judith A. McHale, an independent director on our Board of Directors, was appointed as the Lead Director. On April 7, 2015, Mr. Manby became our Chief Executive Officer and Mr. D’Alessandro once again became the Non-Executive Chairman of our Board. In accordance with our Corporate Governance Guidelines, as of April 7, 2015, Judith A. McHale stepped down from serving as Lead Director of the Board of Directors.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Regulatory & Governmental Affairs Committee
David F. D’Alessandro		X, Chair		X
Joseph K. Baratta
Ronald Bension
William Gray		X	X
Joel K. Manby
Judith A. McHale	X		X, Chair
Thomas Moloney	X			X
Ellen O. Tauscher		X	X	X, Chair
Deborah M. Thomas	X, Chair
Peter F. Wallace

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. Other than Ms. McHale, all of the directors then in office attended the Company’s 2015 annual meeting of stockholders. During 2015, the Board held eleven meetings and acted ten times by unanimous written consent. During 2015, (i) the Audit Committee held seven meetings, (ii) the Nominating and Corporate Governance Committee held two meetings and acted two times by unanimous written consent, and (iii) the Compensation Committee held three meetings and acted five times by unanimous written consent. The Regulatory & Governmental Affairs Committee was formed in December 2015 and did not hold any meetings during 2015. Other than Mr. Baratta, no member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Moloney and Ms. Thomas qualify as audit committee financial experts as defined by applicable Securities Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Mr. Moloney’s qualification based on, among other things, Mr. Moloney’s experience as the Chief Financial Officer of John Hancock Financial Services. The Board reached its conclusion as to Ms. Thomas’ qualification based on, among other things, Ms. Thomas’ experience as the Chief Financial Officer of Hasbro, Inc.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•	carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•	reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular. During the course of 2015, our Compensation Committee consisted of Messrs. D’Alessandro and Gray and Mses. McHale and Tauscher. Ms. McHale served on our Compensation Committee from March 17, 2014 until April 7, 2015. Mr. D’Alessandro did not serve on our Compensation Committee during his service as our Interim Chief Executive Officer but he was re-appointed to our Compensation Committee on April 7, 2015 after his resignation as our Interim Chief Executive Officer.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•	evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•	reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the course of 2015, our Compensation Committee consisted of Messrs. D’Alessandro and Gray and Mses. McHale and Tauscher. Other than Mr. D’Alessandro, who served as our Interim Chief Executive Officer from January 15, 2015 until April 7, 2015, none of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of our Company. Mr. D’Alessandro did not serve on our Compensation Committee during his service as our Interim Chief Executive Officer but he was re-appointed to our Compensation Committee on April 7, 2015 after his resignation as our Interim Chief Executive Officer. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the applicable NYSE listing standards. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by stockholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

During the course of 2015 and 2016, the Nominating and Corporate Governance Committee conducted a comprehensive review of the Company’s governance profile, current best practices in corporate governance and considered recommendations of governance experts and input from the Company’s stockholders. As a result of the review, the Nominating and Corporate Governance Committee made recommendations to the Board to present the Declassification Proposal and Majority Voting Proposal to our stockholders at the Annual Meeting and the Board determined to include these proposals in these proxy materials relating to the Annual Meeting.

Regulatory and Governmental Affairs Committee

The Regulatory & Governmental Affairs Committee was formed in December 2015 and consists of Ms. Tauscher and Mr. Moloney. In addition, Mr. D’Alessandro, in his capacity as the Chairman of the Board, serves as an ex officio, voting member of such committee. All members of the Regulatory & Governmental Affairs Committee are independent. The duties and responsibilities of the Regulatory & Governmental Affairs Committee are set forth in its charter, and include the following:

•	reviewing and discussing with management the Company’s guidelines and policies with respect to regulatory risk assessment, regulatory risk management and measures taken to address such risks;

•	periodically, reviewing and discussing with the Company’s General Counsel and/or the Company’s Senior Corporate Affairs Officer any regulatory matter that could have a significant impact on the Company’s business; and

•	overseeing the strategic goals, objectives, progress and direction of the Company’s governmental regulatory affairs.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation. In connection with Mr. Manby joining as President and Chief Executive Officer of the Company in 2015, the Board formed a Special Committee (the “Special Committee”) to provide advice to Mr. Manby on the Company’s long-range business planning, and appointed Messrs. D’Alessandro and Gray and Mses. McHale and Tauscher to serve as members of the Special Committee. The Special Committee’s primary purpose was to evaluate a broad spectrum of enhancements, modifications and alternatives with respect to the display, husbandry and breeding practices, handling and care, and study and research of the Company’s killer whales and other marine animals in light of the uncertain legal, legislative and regulatory environment and evolving public sentiment regarding such matters. In connection with the foregoing, on March 17, 2016, the Company issued a press release announcing that the killer whales, or orcas, currently in the Company’s care will be the last generation of orcas at SeaWorld and the Company will end all orca breeding as of such date. During 2015, the Special Committee met in person or by telephone eight times.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. The Audit, Compensation and Nominating and Corporate Governance Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with three avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line, in writing, and a website. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees may also report integrity concerns via the Web. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The stockholders’ agreement described below under “Transactions with Related Persons” provides that The Blackstone Group L.P. (“Blackstone”) has the right to nominate to our Board a number of designees approximately equal to the percentage of voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors collectively beneficially owned by Blackstone. Currently, one director (Mr. Wallace) nominated by Blackstone serves on our Board of Directors. See “Transactions with Related Persons—Stockholders’ Agreement.”

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

In the case of Donald C. Robinson, a professional search firm identified him to the Company as a potential director candidate. Following that, certain stockholders of the Company also recommended him to the Company. Prior to his nomination, the Nominating and Corporate Governance Committee Chairperson, as well as a number of other members of the Board, met with Mr. Robinson to consider whether he would be an appropriate candidate for the Board. The Nominating and Corporate Governance Committee met several times to review Mr. Robinson’s qualifications and consider his candidacy. At a meeting held on April 13, 2016, the Nominating and Corporate Governance Committee voted unanimously to recommend Mr. Robinson to the Board. Following such recommendation, the Board voted unanimously to present the nomination of Mr. Robinson to the stockholders at this Annual Meeting.

In the case of Deborah M. Thomas, other members of the Board, specifically Messrs. D’Alessandro and Wallace, initially identified her as a potential director for the Board. Prior to her appointment, the Nominating and Corporate Governance Committee Chairman, as well as a number of other members of the Board, met with Ms. Thomas to consider whether she would be an appropriate candidate for the Board. On November 11, 2013, the Nominating and Corporate Governance Committee met to review Ms. Thomas’ qualifications and consider her candidacy. At that meeting, the Nominating and Corporate Governance Committee voted unanimously to recommend Ms. Thomas to the Board. Following such recommendation, the Board voted unanimously to nominate Ms. Thomas to the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours.

•	Mr. Manby has financial and management expertise as well as a thorough knowledge of our industry having previously served as President and Chief Executive Officer of Herschend Enterprises, the largest family-owned theme park and entertainment company in the United States. In addition, Mr. Manby has experience as a director of other public companies.

•	Mr. D’Alessandro has financial and management expertise and valuable experience gained from his positions as Chairman, President and Chief Executive Officer of John Hancock Financial Services.

•	Mr. Bension has extensive e-commerce and entertainment company expertise from his experience leading several major e-commerce, recreation and entertainment companies to financial and strategic success.

•	Mr. Gray has marketing and management expertise acquired from his former role as Co-Chief Executive Officer of Ogilvy & Mather, Inc.

•	Ms. McHale has extensive business and management expertise, including experience as an executive officer and director of several public companies, as well as her prior service as a high-ranking official in the U.S. Department of State.

•	Mr. Moloney has financial and management expertise and valuable experience gained from his position as Chief Financial Officer of John Hancock Financial Services, as well as experience as a director of other public companies.

•	Mr. Robinson has significant theme park and resort development experience that he gained from his various positions held at The Walt Disney Company and his experience as president of Baha Mar Ltd.

•	Ms. Tauscher has expertise in finance and strategy development and knowledge of government affairs acquired through her service at the State Department and in Congress as well as during her career in investment banking. In addition, Ms. Tauscher has experience as a director of several public companies.

•	Ms. Thomas has significant financial and management expertise based on her extensive experience in leading global financial operations as the Chief Financial Officer of Hasbro, Inc.

•	Mr. Wallace has served on the boards of a diverse group of companies and has significant financial and investment experience that he has gained from his position as a Senior Managing Director at Blackstone.

This annual director nomination process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the three incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee regularly considers director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. All recommendations for nomination received by the Corporate Secretary that satisfy our by-law requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. These requirements are also described under the caption “Stockholder Proposals for the 2017 Annual Meeting”.

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. Such communications may be done confidentially or anonymously.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Mr. Joel K. Manby, whose biographical information is presented under “Class I—Directors Whose Term Expires in 2017.”

Name	Age	Principal Occupation and Other Information
Peter J. Crage	54	Peter J. Crage has been our Chief Financial Officer since September 2015. Prior to joining the Company, Mr. Crage served as Chief Financial Officer of Extended Stay America, Inc. and ESH Hospitality, Inc. from 2013 through 2014 and served as Chief Financial Officer of HVM LLC from 2011 to 2013. From 2010 to 2011, Mr. Crage served as the Executive Vice President and Chief Financial Officer of Cedar Fair, L.P., one of the largest regional amusement-resort operators in the world. From 2005 to 2010, he served as Cedar Fair, L.P.’s Corporate Vice President and Chief Financial Officer, from 2004 to 2005 he served as their Vice President and Corporate Controller and prior to that time he served as their Corporate Treasurer. Mr. Crage holds a bachelor’s degree in accounting and finance from Canisius College and is a CPA.

Daniel B. Brown	61	Daniel B. Brown retired as the Chief Parks Operations Officer of the Company on April 1, 2016. He was appointed to such position in February 2015. Prior to that, Mr. Brown served as Chief Operating Officer—SeaWorld & Discovery Cove from 2010 until February 2015, Park President of SeaWorld Orlando, Discovery Cove and Aquatica from 2007 to 2010, Park President of Busch Gardens Tampa and Adventure Island from 2003 to 2007, Park President of Busch Gardens Williamsburg from 1999 to 2003, and Vice President of Operations of Busch Entertainment Corporation from 1997 to 1999. Mr. Brown serves on the Dean’s Advisory Board of UCF’s Rosen College of Hospitality Management, the executive board of Visit Orlando, the board of the Hubbs-SeaWorld Research Institute and the Orange County International Drive Community Development Area Advisory Committee. He holds a bachelor’s degree of Arts from Webster University.

John T. Reilly	47	John T. Reilly was appointed as the Chief Parks Operations Officer of the Company in April 2016. Prior to that, Mr. Reilly served as Park President of SeaWorld San Diego from 2010 until April 2016 and Park President of Busch Gardens Williamsburg from 2008 to 2010. Mr. Reilly serves on the board of trustees of the Hubbs-SeaWorld Research Institute and holds a Bachelor of Arts degree from The College of William & Mary.

Anthony Esparza	55	Anthony Esparza has been our Chief Creative Officer since September 2015. Prior to joining the Company, from 2003 through 2015, Mr. Esparza served as Senior Vice President, Guest Experiences, Design and Development for Herschend Enterprises, the largest family-owned theme park and entertainment company in the United States. From 1995 to 2003, Mr. Esparza served as the Senior Vice President of Design and Entertainment for Paramount Parks, a Viacom Company. Prior to that, he served as Vice President of Creative Development at Landmark Entertainment Group in Los Angeles. Mr. Esparza holds a bachelor’s degree in design from the University of California, Los Angeles. Mr. Esparza also serves on the Urban Land Institute Entertainment Council.

G. Anthony (Tony) Taylor	51	G. Anthony (Tony) Taylor has been our Chief Legal Officer, General Counsel and Corporate Secretary since 2010. In addition, from March 2013 until November 2015, Mr. Taylor led the Company’s Corporate Affairs group, which includes Industry & Governmental Affairs, Corporate Communications, Community Affairs and Corporate Social Responsibility. Prior to joining the Company, Mr. Taylor held the position of Associate General Counsel of Anheuser-Busch Companies, Inc. from 2000 to 2010, and was a Principal at Blumenfeld Kaplan in St. Louis from 1993 to 2000. He holds bachelors’ degrees in political science and speech communication from the University of Missouri and a juris doctor degree from Washington University.

Dave Hammer	55	Dave Hammer has been our Chief Human Resources Officer since 2009. Prior to that, Mr. Hammer served as Corporate Vice President of Human Resources of Busch Entertainment Corporation from 2004 until 2009, Vice President of Human Resources of Sea World Florida and Corporate Manager of Human Resources for Busch Entertainment Corporation from 1999 to 2001, Director of Human Resources of Busch Properties, Inc. from 1995 to 1999 and as Vice President of Human Resources for Sesame Place from 1991 to 1995. Mr. Hammer is a member of the board of directors of the Florida Chamber of Commerce. He holds a bachelor’s degree in human resources from St. Leo College in Tampa, Florida.

Marc G. Swanson	45	Marc G. Swanson has been our Chief Accounting Officer since 2012 and served as interim Chief Financial Officer from June 2015 until September 2015. Previously, he was Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. He is a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund and the board of trustees of the Orlando Science Center. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a CPA.

Christopher (Chris) Dold	43	Dr. Christopher (Chris) Dold was appointed to Chief Zoological Officer of the Company in April 2016. Prior to that, Dr. Dold served as Vice President, Veterinary Services from October 2009 until April 2016 and Senior Veterinarian at SeaWorld Orlando from October 2005 to September 2009. Prior to joining the Company, Dr. Dold was a National Academies- National Research Council Postdoctoral Clinical Fellow with the US Navy Marine Mammal Program, and completed a University of California-Davis Internship in Marine Mammal Medicine and Pathology at The Marine Mammal Center in Sausalito, California. Dr. Dold is a member of the American Veterinary Medical Association, International Association for Aquatic Animal Medicine, European Association for Aquatic Mammals, and the American Association of Zoo Veterinarians. Dr. Dold received a Bachelor of Science degree in zoology from the University of Wisconsin-Madison and his doctorate in veterinary medicine from the University of Wisconsin-Madison School of Veterinary Medicine.

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2016.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte  & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2015 and 2014 and fees billed for other services rendered by Deloitte & Touche LLP for those periods:

	2015	2014
Audit fees(1)	$1,604,900	$1,636,375
Audit-related fees(2)	55,384	252,420
Tax fees(3)	65,200	419,728

Total:	$1,725,484	$2,308,523

(1)	Includes the aggregate fees in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements, internal controls over financial reporting and the review of interim financial statements included in SEC filings.
(2)	Includes fees billed for assurance and related services performed by Deloitte & Touche LLP that are primarily related to the Company’s April 2014 secondary offering, SEC comment letters and audits of the SeaWorld and Busch Gardens Conservation Fund and the benefit plan of the Company.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such audit and permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized Deloitte & Touche LLP’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee may pre-approve any such audit and permitted non-audit services that exceed the initial budget. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION

OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2016.

Proposal No. 3—Non-Binding Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 32 to 63. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 32 to 63, as well as the discussion regarding the Compensation Committee on pages 13 to 14.

In particular, stockholders should note the following:

•	A significant portion of named executive officers’ total compensation is tied to the achievement of the Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•	Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our stock.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF

THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

Proposal No. 4—Approval of Management Proposal to Amend the Company’s Certificate of

Incorporation to Provide for the Phased-In Declassification of the Board of Directors

The Board of Directors has approved and declared advisable, and recommends that the Company’s stockholders adopt, an amendment to our Certificate of Incorporation that would phase in the declassification of the Board of Directors and provide for the annual election of all directors, as described below and as set forth in the form of amendment attached to this proxy statement as Exhibit A (the “Amendment”). The Board of Directors has adopted corresponding amendments to our Second Amended and Restated Bylaws (the “Bylaws”) attached to this proxy statement as Exhibit B, which amendments are subject to, and will become effective only upon, the effectiveness of the Amendment.

Background of the Proposal

The Certificate of Incorporation currently provides that the Board of Directors is divided into three classes, with directors in each class serving staggered, three-year terms and the term of office of one class of directors expiring at each annual meeting. This classified board structure has been in place since the Company’s initial public offering in 2013. The Board of Directors believes that this structure has helped assure continuity of the Company’s business strategies and has reinforced a commitment to long-term stockholder value. Although these are important benefits, the Board of Directors recognizes the growing sentiment among stockholders and the investment community in favor of annual elections for all directors. After careful consideration, the Board of Directors determined that it is advisable and in the best interests of the Company and its stockholders to propose a phased-in declassification of the Board of Directors, commencing with the Company’s 2017 Annual Meeting of Stockholders.

Proposed Amendment to the Company’s Certificate of Incorporation

As noted above, members of our Board of Directors are currently elected for staggered terms of three years. If the Declassification Proposal is approved and the Amendment becomes effective, the declassification of the Board of Directors will be phased-in as follows:

•	the directors who are elected under Proposal 1 of this Proxy Statement will be elected for a three-year term which expires at the 2019 Annual Meeting;

•	the directors who were elected for a three-year term at our 2014 Annual Meeting of Stockholders will continue to serve the remainder of the three-year term for which they were elected, which term expires at the 2017 Annual Meeting;

•	the directors who were elected for a three-year term at our 2015 Annual Meeting of Stockholders will continue to serve the remainder of the three-year term for which they were elected, which term expires at the 2018 Annual Meeting;

•	commencing with the 2017 Annual Meeting of Stockholders, the directors who are elected at each annual meeting will be elected to a one-year term expiring at the next succeeding annual meeting; and

•	commencing with the 2019 Annual Meeting of Stockholders, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders.

Following the effectiveness of the Amendment, any director elected to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of a director who was elected for a three-year term (such a director, a “Continuing Classified Director”) will hold office until the annual meeting of stockholders at which the term of the Continuing Classified Director would have expired. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until such director’s death, resignation, retirement, disqualification or removal from office.

Currently under our Certificate of Incorporation, our directors are removable only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of the

Company’s stock entitled to vote thereon, voting together as a single class. If the Declassification Proposal is approved by the requisite vote of the stockholders, upon the effectiveness of the Amendment, our Certificate of Incorporation will provide that any or all directors who are elected for a term expiring at the next annual meeting of stockholders may be removed with or without cause by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class. Our Certificate of Incorporation will provide, however, that notwithstanding the foregoing, to the fullest extent permitted by law, any Continuing Classified Director (and any director appointed to fill a vacancy cause by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director) may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

In addition to approving and declaring advisable the Amendment, the Board of Directors has also approved conforming amendments to the Bylaws, which amendments to the Bylaws are subject to, and will become effective only upon, the effectiveness of the Amendment.

Exhibit A to this Proxy Statement shows the proposed changes to Article VI of the Certificate of Incorporation, and Exhibit B shows the proposed changes to the Bylaws. The above description of this Proposal is qualified in its entirety by the actual text of the proposed amendments, as set forth in Exhibits A and B.

Effective Date and Vote Required

If this proposal is approved by the requisite vote of the stockholders at the Annual Meeting, the Amendment will become effective upon the filing of a Certificate of Amendment setting forth the Amendment with the Secretary of State of the State of Delaware, which filing is expected to take place shortly after stockholder approval. As required by Delaware law, if this proposal is not approved by the requisite vote of the stockholders at the Annual Meeting, the Amendment will not become effective and the Board of Directors will remain divided into three classes, with directors in each class serving staggered three-year terms and the term of office of directors of one class expiring at each annual meeting.

Approval of the Declassification Proposal requires the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of the Company’s stock entitled to vote on the proposal, voting as a single class.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO

APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PHASE IN THE

DECLASSIFICATION OF THE BOARD OF DIRECTORS.

Proposal No. 5—Management Proposal to Determine the Advisability of Implementing Majority Voting in

Uncontested Director Elections

The Board of Directors has approved the submission of this proposal to the stockholders to determine the advisability of the Board of Directors taking the steps necessary to implement a majority voting standard in uncontested director elections. If this proposal is approved by the requisite vote of the stockholders, the Board of Directors will take appropriate action to implement a majority voting standard in uncontested director elections.

Background of the Proposal

The Company’s directors are currently elected pursuant to the “plurality voting standard,” under which board nominees who receive the greatest number of votes cast in favor of their election at the annual meeting of stockholders are elected to the board, up to the maximum number of directorships to be filled at that meeting. This means that, currently, a nominee may be elected to the Company’s Board whether or not the votes cast in favor of his or her election constituted a majority of votes cast. The plurality voting standard is also the default voting standard for the election of directors under the General Corporation Law of the State of Delaware, where the Company is incorporated.

In recent years, certain members of the investor community have urged that, in uncontested elections, directors of public companies be required to receive a majority of the votes cast in favor of their election rather than be elected using a plurality voting standard. Under such a “majority voting standard,” the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of the nominee in order for that nominee to be elected to the board of directors. Under a majority voting standard, abstentions and broker non-votes would not be counted as votes cast either “for” or “against” a director’s election and will thus have no effect in determining whether the requisite vote had been obtained. Corporations and members of the investment community have generally recognized, however, that plurality voting should continue to apply in a contested election, where the number of nominees exceeds the number of directorships up for election.

In response, a number of public companies have adopted a majority voting standard in uncontested director elections. The Nominating and Corporate Governance Committee and the Board of the Company have monitored corporate governance developments and considered the merits, risks, and uncertainties relating to use of a majority vote standard in uncontested elections.

Proposal

The Nominating and Corporate Governance Committee and the Board believe that it is in the best interests of the Company and its stockholders to submit this proposal to the stockholders to determine the advisability of the Board of Directors taking the steps necessary to amend the Company’s Second Amended and Restated Bylaws (the “Bylaws”) to provide for majority voting in uncontested director elections.

If the majority voting standard is implemented, the majority voting standard would only apply in uncontested director elections. In contested director elections—where the number of director nominees exceeds the number of directors to be elected at the meeting—a plurality voting standard would continue to apply.

Further, if a director nominee fails to receive the required number of votes for election in an uncontested director election (in other words, the director nominee receives more votes cast “against” his or her election than “for” his or her election), such director shall offer to tender his or her resignation to the Board in accordance with policies and procedures adopted by the Board of Directors from time to time. The Nominating and Corporate Governance Committee will then make a recommendation to the Board of Directors on whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and other relevant factors (including, but not limited to, the applicable legal and exchange listing standards) in determining the appropriate course of action. The Board of Directors will publicly disclose its decision whether to accept such director’s resignation within 90 days from the date of the certification of the election results.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO

DETERMINE THE ADVISABILITY OF IMPLEMENTING MAJORITY VOTING IN UNCONTESTED

DIRECTOR ELECTIONS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee”. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Deborah M. Thomas, Chair

Judith A. McHale

Thomas E. Moloney

Equity Compensation Plan Information

The following table provides information about our Equity Compensation Plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	2,274,385	$19.21	10,776,041
Equity compensation plan not approved by security holders	—	$—	—
Total	2,274,385	$19.21	10,776,041

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement relating to our 2016 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

David F. D’Alessandro, Chair

William Gray

Ellen O. Tauscher

*Judith A. McHale

*	Ms. McHale served on the Compensation Committee from March 17, 2014 until April 7, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation plan is designed to attract and retain individuals with the qualifications to manage and lead the Company as well as to motivate them to develop professionally and contribute to the achievement of our financial goals and ultimately create and grow our equity value.

Our named executive officers for 2015 were:

•	Joel K. Manby, our President and Chief Executive Officer

•	David F. D’Alessandro, our Chairman of the Board and our former Interim Chief Executive Officer

•	Jim Atchison, our former President and Chief Executive Officer;

•	Peter J. Crage, our Chief Financial Officer

•	Marc G. Swanson, our Chief Accounting Officer and former Interim Chief Financial Officer;

•	James M. Heaney, our former Chief Financial Officer; and

•	our three other most highly compensated executive officers who served in such capacities at December 31, 2015, namely,

•	Daniel B. Brown, our former Chief Parks Operations Officer

•	G. Anthony (Tony) Taylor, our Chief Legal Officer, General Counsel and Corporate Secretary; and

•	Anthony Esparza, our Chief Creative Officer

Leadership Changes

Effective January 15, 2015, Mr. Atchison resigned from his position as our President and Chief Executive Officer and David F. D’Alessandro was appointed by our Board of Directors (the “Board”) to serve as our Interim Chief Executive Officer (“Interim CEO”). Following his resignation, Mr. Atchison remained involved in the Company as a member of our Board of Directors and in a consulting capacity to the Company for a three year term. On March 16, 2015, our Board appointed Joel K. Manby to serve as President, Chief Executive Officer and a Class I Director of the Company. Mr. Manby assumed his new positions, effective April 7, 2015 and Mr. D’Alessandro resigned from the position of Interim CEO, effective at such time. Mr. D’Alessandro continues to serve as a director and as Non-Executive Chairman of the Board.

On May 22, 2015, James M. Heaney gave notice of his resignation as Chief Financial Officer (“CFO) of the Company and as an officer and/or director of the Company’s subsidiaries, effective as of June 1, 2015. Mr. Heaney remained as an employee of the Company through June 19, 2015, to assist in the transition to the Interim Chief Financial Officer (“Interim CFO”). On May 26, 2015, the Board appointed Marc G. Swanson, our Chief Accounting Officer, to serve as Interim CFO, effective as of June 1, 2015. Effective September 1, 2015, the Board appointed Peter J. Crage to serve as CFO. Mr. Swanson concluded his service as Interim CFO effective at such time, and continues to serve as Chief Accounting Officer of the Company.

On September 8, 2015, Anthony Esparza joined the Company as the Chief Creative Officer. Scott D. Helmstedter, the Company’s former Chief Creative Officer, is no longer serving in such position but remains with the Company in a consulting capacity through December 31, 2016, and will assist with the creative content for the Company’s new attractions and events as well as media and entertainment opportunities.

For information regarding our compensation decisions in connection with the leadership changes described above, see “—Compensation Actions Taken During 2015 in Connection with Leadership Changes” below.

Effective as of April 1, 2016, Daniel B. Brown retired as Chief Parks Operations Officer of the Company. Mr. Brown will remain as an employee of the Company through May 31, 2016, to assist in the transition of his responsibilities. In connection with Mr. Brown’s retirement, on February 18, 2016, our Board appointed John T. Reilly, SeaWorld San Diego Park President, to the position of Chief Parks Operations Officer of the Company effective as of April 1, 2016.

Executive Compensation Objectives and Philosophy

Our primary executive compensation objectives are to:

•	attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, create and maintain our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness, growth and a challenging business environment;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	Base salary;

•	Bonuses which are tied to company financial performance;

•	Long-term incentive compensation;

•	Broad-based employee benefits;

•	Supplemental executive perquisites; and

•	Severance benefits.

Our total executive compensation plan is inclusive of base salaries and other benefits and perquisites, including severance benefits, which are designed to attract and retain senior management talent. We also use annual cash incentive compensation and long-term equity incentives to ensure a performance-based delivery of pay that aligns, as closely as possible, the rewards of our named executive officers with the long-term interests of our equity-owners while enhancing executive retention.

Say-on-Pay and Say-on-Frequency Votes

Each year, the Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies. In 2015, stockholders showed strong support of our executive compensation programs, with nearly 100% of the votes cast for the approval of the “say-on-pay” proposal at our 2015 annual meeting of stockholders. The Compensation Committee is committed to continuing the alignment of our named executive officers’ compensation with the Company’s performance that the Compensation Committee believes elicited almost unanimous stockholder support.

As the Dodd-Frank Act requires that such stockholder votes on frequency be held at least once every six years, we currently expect the next stockholder vote on frequency to occur at the Company’s 2020 annual meeting.

Compensation Determination Process

Role of the Compensation Committee and Management

The Compensation Committee of our Board of Directors is responsible for making all executive compensation decisions. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and reviews and recommends compensation of other executive officers for our Board of Directors to approve. At the beginning of each performance cycle, the Compensation Committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on company performance, retain talent, create optimal stockholder value and mitigate material risk. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities.

Our Chief Executive Officer and our Chief Human Resources Officer work closely with the Compensation Committee in managing our executive compensation program and they attend meetings of the Compensation Committee. Because of his daily involvement with the executive team, our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Our Chief Executive Officer does not participate in discussions with the Compensation Committee regarding his own compensation.

In March 2015, Mr. D’Alessandro provided the Compensation Committee with recommendations on 2015 total compensation opportunities for all executive officers other than himself. Mr. Atchison did not participate in the 2015 executive compensation cycle. In August 2015, Mr. Manby provided the Compensation Committee with recommendations on the compensation of Messrs. Swanson, Crage and Esparza. For information regarding our compensation decisions with respect to Messrs. Atchison, D’Alessandro, Manby, Swanson, Crage and Esparza, see “—Compensation Actions Taken During 2015 in Connection with Leadership Changes” below.

Role of the Compensation Consultant

In 2015, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our executive officers and how our compensation practices compared to the compensation practices of other companies. FW Cook reports directly to the Compensation Committee. FW Cook does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee believes that FW Cook does not have any conflicts of interest in advising the Compensation Committee under applicable SEC or NYSE rules.

As part of FW Cook’s engagement, the Compensation Committee directed FW Cook to, among other things, compare our executive compensation with competitive market compensation data for a peer group consisting of companies engaged in the same or similar industries as our Company. Due to the limited number of “pure leisure facilities” public companies, our Compensation Committee determined that it was appropriate to include other companies in the compensation peer group that are in the entertainment, restaurant and hospitality industries and compete with us for executive talent.

The compensation peer group that the Compensation Committee used to benchmark named executive officer base salaries and target annual bonus opportunities was composed of the following 15 companies: Bob Evans Farms, LLC; Boyd Gaming Corporation; Cedar Fair, L.P.; The Cheesecake Factory Incorporated; Churchill Downs Incorporated; Cinemark Holdings, Inc.; Cracker Barrel Old Country Store, Inc.; Life Time Fitness; The Madison Square Garden Company; Panera Bread Company; Penn National Gaming, Inc.; Pinnacle Entertainment, Inc.; Regal Entertainment Group; Six Flags Entertainment Corporation; and Vail Resorts, Inc. (collectively, the “Compensation Peer Group”).

The Compensation Peer Group data presented by FW Cook included information regarding base salary, actual and target bonus amounts, total annual compensation, long-term equity and cash incentives and total compensation. For each of these categories of information, FW Cook presented information comparing compensation of our executive officers to the compensation paid by the companies in the Compensation Peer Group at the 25th, 50th and 75th percentiles for comparable executive officer positions.

Based on the review of the competitive market compensation data, the Compensation Committee determined to set total annual cash compensation for our named executive officers, i.e., base salaries and target annual bonus opportunities, at a level that is generally between the 25th percentile and the median of the Compensation Peer Group, but to place a greater portion of the total cash compensation at-risk under our variable performance-based cash bonus opportunity as compared to the Compensation Peer Group.

In 2016, the Compensation Committee engaged the services of W.T. Haigh & Company (“Haigh”), an independent compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our non-employee directors and how our compensation practices compared to the compensation practices of other companies. Haigh reports directly to the Compensation Committee. Haigh does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee believes that Haigh does not have any conflicts of interest in advising the Compensation Committee under applicable SEC or NYSE rules.

Compensation Elements

The following is a discussion and analysis of each component of our executive compensation program.

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect such executive’s performance, experience and breadth of responsibilities, salaries for similar positions within our industry and any other factors relevant to that particular job. Each executive officer is reviewed annually and is eligible for a discretionary annual merit increase. Base salaries may also be adjusted at other times to deal with competitive pressures or changes in job responsibilities.

In 2015, we determined not to increase base salaries for Messrs. Swanson, Heaney, Brown and Taylor. Base salaries for our named executive officers for 2015 and 2014 were as follows:

Name	2015 Base Salary	2014 Base Salary
Joel K. Manby(1)	$1,000,000	$—
David F. D’Alessandro(2)	$—	$—
Jim Atchison(3)	$698,000	$698,000
Peter J. Crage(1)	$450,000	$—
Marc G. Swanson(4)	$230,640	$—
James M. Heaney(3)	$356,000	$356,000
Daniel B. Brown	$346,000	$346,000
Anthony Esparza(1)	$325,000	$—
G. Anthony (Tony) Taylor	$362,000	$362,000

(1)	Reflects annual base salary for each executive officer upon commencement of employment with the Company, which was determined by the Compensation Committee to be within a range of the median to 100% of comparable base salaries for equivalent positions based on a market analysis. The following represent the dates each respective executive officer commenced employment with the Company: Mr. Manby, April 7, 2015; Mr. Crage, September 1, 2015 and Mr. Esparza, September 8, 2015.

(2)	Mr. D’Alessandro did not receive an annual base salary in connection with his service as our Interim Chief Executive Officer.
(3)	Reflects annual base salary prior to the executive officer’s separation from the Company. The following represent the dates each executive officer resigned from his respective position with the Company: Mr. Atchison, January 15, 2015 and Mr. Heaney, June 1, 2015.
(4)	Reflects annual base salary for Mr. Swanson. Mr. Swanson was appointed to serve as Interim Chief Financial Officer for the Company upon the resignation of Mr. Heaney on June 1, 2015 and served through September 1, 2015 when Mr. Crage was appointed Chief Financial Officer. Mr. Swanson’s base salary was not adjusted for his service as Interim Chief Financial Officer; however, in August 2015, the Board approved additional compensation described below under “—Bonuses—Discretionary Bonuses,” “—Long-Term Incentive Compensation” and “—Compensation Actions Taken During 2015 in Connection with Leadership Changes.”

Bonuses

Annual Incentive Compensation. Annual incentive awards are available to all salaried exempt employees, including our named executive officers, under our annual bonus plan. The objectives of the bonus plan are to motivate these employees to achieve short-term performance goals and tie a portion of their annual compensation to our performance by rewarding them based on our overall performance.

Our named executive officers did not receive any payout in fiscal 2015 pursuant to our SeaWorld Parks & Entertainment Bonus Plan (the “2015 Bonus Plan”). Under the 2015 Bonus Plan, our named executive officers were eligible to receive a bonus with respect to fiscal 2015 payable 50% in cash and 50% in equity, based upon the Company’s achievement of certain pre-established performance goals for fiscal 2015.

For the portion of the bonus payable in cash, 90% of each named executive officer’s target annual cash incentive bonus was linked in a formulaic manner to the achievement of specific, objectively measurable financial goals, with a discretionary portion making up the remaining 10%. Pursuant to our 2015 Bonus Plan, all of our named executive officers had 90% of the cash portion of their bonus linked to consolidated Adjusted EBITDA which was defined in the same way as the definition of Adjusted EBITDA used for covenant calculations under the credit agreement entered into on December 1, 2009 governing our senior secured credit facilities, which define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, as further adjusted to exclude certain unusual, non-cash, and other items permitted under such covenants. The discretionary portion of the cash bonus amount was based on the assessment of each named executive officer’s individual performance relative to some or all of the following criteria: value created by the named executive officer’s leadership of a functional area or multiple areas, success of a strategic business initiative led by the named executive officer, and employee feedback and satisfaction based on detailed annual evaluations.

For the portion of the bonus payable in equity, 100% of each named executive officer’s target annual equity incentive bonus was linked in a formulaic manner to the achievement of specific, objectively measurable financial goals. All of the equity portion of the target annual bonus opportunity under the 2015 Bonus Plan was tied to the Company’s achievement of a stretch consolidated Adjusted EBITDA target.

The consolidated Adjusted EBITDA targets were determined by our Board of Directors early in the year, after taking into consideration management’s recommendations and our budget for the year.

Each participant in the 2015 Bonus Plan had a bonus potential target, computed as a percentage of salary. In March 2015, the Compensation Committee established target annual bonus opportunities for our named executive officers, payable, as described above, 50% in cash and 50% in equity. Similar to base salary, the Compensation Committee determined to maintain Messrs. Heaney, Swanson, Brown and Taylor at their current target annual bonus opportunities. The target annual bonus opportunity for each of Messrs. Manby, Crage and

Esparza was set forth in their respective employment agreements. Mr. Atchison, who resigned as our CEO effective January 15, 2015 and Mr. D’Alessandro, who served as our Interim CEO from January 15, 2015 until April 7, 2015, were ineligible to participate in the 2015 Bonus Plan. The following table sets forth the target annual bonus opportunities for our named executive officers for 2015:

Name	2015 Base Salary	2015 Bonus Potential Percentage	2015 Bonus Potential Target
Joel K. Manby(1)	$1,000,000	150%	$1,125,000
Peter J. Crage(1)	$450,000	100%	$150,000
Marc G. Swanson	$230,640	50%	$115,320
James M. Heaney(2)	$356,000	100%	$356,000
Daniel B. Brown	$346,000	100%	$346,000
Anthony Esparza(1)	$325,000	100%	$108,333
G. Anthony (Tony) Taylor	$362,000	100%	$362,000

(1)	For Messrs. Manby, Crage and Esparza, the 2015 Bonus Potential Target was pro-rated based on the named executive officer’s commencement date and the portion of the fiscal year the named executive officer is employed with the Company. The following represent the dates each respective executive officer commenced employment with the Company: Mr. Manby, April 7, 2015; Mr. Crage, September 1, 2015; and Mr. Esparza, September 8, 2015.
(2)	Reflects target annual bonus opportunity for Mr. Heaney prior to his separation from the Company on June 19, 2015. Due to Mr. Heaney’s voluntary resignation from his position effective June 19, 2015, he was not eligible to receive any distribution under the 2015 Bonus Plan.

The consolidated Adjusted EBITDA goal for the portion of the bonus payable in cash was further delineated by the Compensation Committee into three levels of potential achievement: “Threshold,” “Target,” and “Maximum.” Actual amounts payable under the 2015 Bonus Plan are based upon the degree to which the Consolidated Adjusted EBITDA goal has been achieved on this continuum, if at all. Achievement of performance at the “Threshold” level results in a weighted payment of no less than 60% of the target amount, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount. For performance percentages between the specified threshold, target and maximum levels, the resulting weighted payment would have been adjusted on a linear basis. For performance above the “Maximum” level, additional payments could have been awarded by our Compensation Committee with respect to our Chief Executive Officer and/or by our Board of Directors with respect to our other named executive officers upon a determination that an additional discretionary payment was warranted. As set forth in the following table, achievement of the financial goal—consolidated Adjusted EBITDA—had to be at or above 96% of target before the bonus pool would have been funded and no bonus payments would have been made under the financial goal or the discretionary portion unless the Company attained this minimum threshold of consolidated Adjusted EBITDA:

	Consolidated Adjusted EBITDA Target
	Threshold	Target	Maximum
Performance Percentage of Target	96%	100%	105%
Weighted Payment	60%	100%	150%

For fiscal 2015, for the portion of the bonus payable in cash, our Board of Directors set a consolidated Adjusted EBITDA target of $390.0 million and our actual consolidated Adjusted EBITDA was $361.1 million which was below 96% of target.

Unlike the portion of the bonus payable in cash, the portion of the bonus payable in equity paid out at a single level, 100% of target, if the Adjusted EBITDA target was achieved or exceeded. For performance below the Adjusted EBITDA target, participants in the 2015 Bonus Plan would not receive any payout with respect to the portion of the bonus payable in equity. For fiscal 2015, for the portion of the bonus payable in equity, our Board of Directors set a consolidated Adjusted EBITDA target of $400.0 million. Our named executive officers were granted shares of performance-vesting stock which would vest upon achievement of this financial goal. Based on our actual consolidated Adjusted EBITDA of $361.1 million, which was below target, the performance-vesting shares of restricted stock granted to our named executive officers in fiscal 2015 pursuant to the 2015 Bonus Plan were not earned and were therefore forfeited.

Discretionary Bonuses. From time to time, we may award discretionary bonuses in addition to any annual bonus payable under our annual bonus plan. In fiscal 2015, in compensation for his service as Interim CFO, we awarded Mr. Swanson a one-time discretionary cash bonus in an amount equal to $130,000, payable in two installments: (i) $73,120 was paid on September 1, 2015 and (ii) $56,880 was paid in March 2016.

Long-Term Incentive Compensation

The long-term incentive award program is designed to drive Company performance, align the executives’ interest with our stockholders and retain executives through vesting of awards over multiple years. Long-term incentive compensation is awarded under the Company’s 2013 Omnibus Incentive Plan (the “Plan”) and provides an opportunity for executive officers, including our named executive officers, and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other stock based awards.

In 2015, the Compensation Committee made its first annual long-term equity award to our named executive officers. On March 3, 2015, our Board of Directors approved a long-term incentive plan (the “2015 Long-Term Incentive Plan”) for Fiscal Year 2015. The Compensation Committee determined to award target award amounts under the 2015 Long-Term Incentive Plan for our named executive officers in amounts between the 25th percentile and the median of target long-term incentive award amounts of the Compensation Peer Group. The table below sets forth the target amounts awarded under the 2015 Long-Term Incentive Plan to each of our named executive officers.

Name(1)	Target 2015 Long-Term Incentive Plan Award
Joel K. Manby(3)	$—
David F. D’Alessandro(2)	$—
Peter J. Crage(3)	$—
Marc G. Swanson	$184,512
James M. Heaney(4)	$712,000
Daniel B. Brown	$692,000
Anthony Esparza(3)	$—
G. Anthony (Tony) Taylor	$724,000

(1)	Mr. Atchison, who resigned as our Chief Executive Officer effective January 15, 2015, was not eligible to participate in the 2015 Long-Term Incentive Plan.
(2)	Mr. D’Alessandro, who served as our Interim Chief Executive Officer from January 15, 2015 until April 7, 2015, did not receive a long-term incentive award in 2015. For information about the equity award granted to Mr. D’Alessandro in connection with his service as our Interim Chief Executive Officer, see “—Other Compensation Actions Taken During 2015—Appointment of Interim Chief Executive Officer” below.
(3)

As Messrs. Manby, Crage and Esparza did not commence their employment with us until April 7, 2015, September 1, 2015 and September 8, 2015, respectively, they did not participate in the 2015 Long-Term Incentive Plan. For information regarding the equity awards granted to them in connection with the commencement of their employment, see “Compensation Actions Taken During 2015 in Connection with Leadership Changes— Mr. Manby—Employment Agreement,” “—Mr. Crage—Employment Agreement” and “—Mr. Esparza—Employment Agreement.”
(4)	In connection with his resignation as our Chief Financial Officer effective as of June 1, 2015, Mr. Heaney forfeited all of the long-term incentive award granted to him in 2015.

The 2015 Long-Term Incentive Plan grants consisted of awards based on the mix and weighting set forth in the chart below assuming performance at 100% of target. The 2015 Long-Term Incentive Plan consists of a combination of nonqualified stock options (“stock options”), time-vesting restricted stock (“time-vesting shares”) and performance-vesting restricted stock with a three-year performance period (“performance-vesting shares”).

Award Type	Weighting	Vesting	Value Tied to
Stock Options	0.33%	Vest in equal annual installments on each of the first four anniversaries of the grant date, subject to continued employment; expire 10 years from grant date	Stock price appreciation
Time-Vesting Shares	0.33%	Vest in equal annual installments on each of the first four anniversaries of the grant date, subject to continued employment	Stock price
Performance-Vesting Shares	0.33%	Vest at the end of a 3-year period in an amount based on the level of performance achieved	Adjusted EBITDA (as defined below)

Each stock option, time-vesting share and performance-vesting share award is subject to restrictive covenants related to non-competition during employment and for a period of one year following any termination of employment and non-solicitation during employment and for a period of two years following any termination of employment as well as indefinite covenants relating to non-disparagement, confidentiality and intellectual property. These awards are subject to clawback or forfeiture if the recipient breaches any of the restrictive covenants or otherwise engages in any Detrimental Activity (as defined in the Plan).

In addition to the 2015 Long-Term Incentive Plan award granted to him in March 2015 described above, on September 1, 2015 Mr. Swanson received awards in accordance with the 2015 Long-Term Incentive Plan with a target grant date fair value equal to $200,000 in connection with his service as Interim Chief Financial Officer.

Performance-Vesting Shares

The performance-vesting shares vest following the end of the three-year performance period beginning on January 1, 2015 and ending on December 31, 2017 based upon the percentage by which the Company’s Adjusted EBITDA (calculated in a manner consistent with Adjusted EBITDA as publicly disclosed in the Company’s earnings release for the applicable fiscal year) for each fiscal year of the performance period meets or exceeds the Adjusted EBITDA target for such fiscal year. One third of the total target number of performance-vesting shares (each such one-third, one “Tranche”) granted to each named executive officer is eligible to be earned based on the Company’s performance for each fiscal year of the performance period. The number of shares that vest with respect to each Tranche is based on the Company’s performance against the Adjusted EBITDA target set at the beginning of the fiscal year corresponding to such Tranche. To the extent that threshold performance is not met with respect to a particular Tranche, no shares will be earned with respect to such Tranche, even if performance targets for subsequent Tranches are met. Of each Tranche, the total number that will be earned based on the

Company’s performance against the Adjusted EBITDA targets for the applicable fiscal year is based on the percentages shown in the table below. For actual performance between the specified threshold, target and maximum levels, the resulting number of shares that will be earned will be adjusted on a linear basis.

	Consolidated Adjusted EBITDA Target
	Threshold	Target	Maximum
Performance Percentage of Target	90%	100%	110%
Weighted Payment	50%	100%	200%

Our Board of Directors sets Adjusted EBITDA targets for each performance period that are designed to provide a reasonably achievable, but challenging, set of goals for our named executive officers and other 2015 Long-Term Incentive Plan participants.

For the fiscal 2015 performance period, our Board of Directors set a consolidated Adjusted EBITDA target of $390.0 million and our actual consolidated Adjusted EBITDA was $361.1 million which was above the threshold but below the target. As a result the Performance Percentage for the fiscal 2015 performance period was approximately 92.6% and the Weighted Payment earned for the fiscal 2015 performance period was approximately 63.0%.

For a discussion relating to the treatment of long-term incentive awards upon termination or a change in control, see “Treatment of Long-Term Incentive Awards upon Termination or Change in Control”.

Other Performance-Vesting Restricted Shares

Certain named executive officers have outstanding under both our Omnibus Incentive Plan and our previous incentive plan certain performance-vesting restricted shares (the “2.25x and 2.75x Performance Restricted shares”). The 2.25x Performance Restricted shares will vest if the executive is employed by the Company when and if certain investment funds affiliated with Blackstone receive cash proceeds (not subject to any clawback, indemnity or similar contractual obligation) in respect of their investment equal to (x) a 20% annualized effective compounded return rate on such funds’ investment and (y) a 2.25x multiple on such funds’ investment. The 2.75x Performance Restricted shares will vest if the executive is employed by the Company when and if such funds receive cash proceeds (not subject to any clawback, indemnity or similar contractual obligation) in respect of their investment equal to (x) a 15% annualized effective compounded return rate on such funds’ investment and (y) a 2.75x multiple on such funds’ investment. Certain 2.25x and 2.75x Performance Restricted shares awards have been modified to allow some employees separating from the Company to continue to be eligible to vest in their respective shares if the performance conditions are achieved after their employment ends as described in more detail below under “Potential Payments Upon Termination—Mr. Atchison” and “Potential Payments Upon Termination—Mr. Brown”.

Benefits and Perquisites

We provide to all our employees, including our named executive officers, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	a 401(k) savings plan;

•	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and

•	employee assistance program benefits.

Under our 401(k) savings plan, we match a portion of the funds set aside by the employee. All matching contributions by us become vested on the two-year anniversary of the participant’s hire date. At no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at two times the employee’s annual base salary. The employee may also select supplemental life and accident insurance, for a premium to be paid by the employee.

We also provide our executive officers with limited perquisites and personal benefits that are not generally available to all employees, such as executive relocation assistance and complimentary access to our theme parks. In addition, all employees with at least three weeks of vacation have the opportunity to participate in our vacation sell benefit program and sell back vacation days to us in order to offset personal health insurance premiums. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules.

Severance Arrangements

Our Board of Directors believes that a Key Employee Severance Plan (the “Severance Plan”) is necessary to attract and retain the talent necessary for our long-term success. Our Board of Directors views our Severance Plan as a recruitment and retention device that helps secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Each of our named executive officers is eligible for the Severance Plan benefits, however each of Messrs. Manby, Crage and Esparza have separate severance provisions in their employment agreements that govern the terms of their severance (see “—Potential Payments Upon Termination” below for descriptions of these provisions). Under the terms of the Severance Plan, each participating named executive officer is entitled to severance benefits if his employment is terminated for any reason other than voluntary resignation or willful misconduct. The severance payments under the Severance Plan are contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions. See “—Potential Payments Upon Termination” for descriptions of these arrangements.

Compensation Actions Taken During 2015 in Connection with Leadership Changes

Mr. Atchison—Separation and Consulting Agreement

In connection with Mr. Atchison’s resignation, the Company entered into a Separation and Consulting Agreement with Mr. Atchison, dated December 10, 2014 (the “Atchison Separation Agreement”), pursuant to which Mr. Atchison received the following upon his termination of employment, subject to Mr. Atchison’s execution and non-revocation of a general release of claims in favor of the Company:

•	a lump sum payment equal to $2,443,000, which represents the cash severance payment that Mr. Atchison would have been entitled to receive upon a qualifying termination of employment under the Severance Plan;

•	a lump sum cash payment in an amount equal to the value of the benefit continuation for 24 months following Mr. Atchison’s termination of employment that he would have been entitled to receive upon a qualifying termination of employment under the Severance Plan;

•	eligibility for continued vesting of Mr. Atchison’s 515,406 outstanding and unvested 2.25x and 2.75x Performance Restricted shares (as if Mr. Atchison remained continuously employed with the Company), subject to achievement of the applicable performance conditions and, in the event favorable and generally applicable amendments are made to the terms of 2.25x and 2.75x Performance Restricted shares held by then active employees, the right to have his awards amended in the same manner;

•	continued service on our Board of Directors during the Consulting Period (as defined below) in the role of Vice Chairman and entitlement to compensation and benefits generally provided to other non-employee directors on our Board of Directors; and

•	engagement as a consultant to the Company for a three-year period beginning on the date of Mr. Atchison’s termination (January 15, 2015) (the “Consulting Period”) with an annual consulting fee of $440,000, which consulting arrangement may be terminated by either Mr. Atchison or the Company at any time upon 30 days’ written notice.

If Mr. Atchison is not re-elected to our Board at an annual stockholders meeting of the Company, then his annual consulting fee will be increased by an amount equal to (i) the annual cash retainer plus (ii) the cash value of the annual equity award, in each case, paid to members of our Board of Directors. In the event Mr. Atchison voluntarily resigns from our Board and/or terminates the consulting arrangement, Mr. Atchison will not be entitled to receive any further payments of the consulting fee. In the event the Company terminates the consulting arrangement (other than due to Mr. Atchison’s voluntary resignation from our Board of Directors) and/or Mr. Atchison ceases to be a member of our Board for any other reason, then Mr. Atchison will be entitled to receive a lump sum payment equal to the consulting fee (including any increase to the consulting fee, if applicable) that would have been paid to him for the remainder of the consulting term but for the termination by the Company.

On April 15, 2016, we entered into an amendment to the Atchison Separation Agreement with Mr. Atchison. For a summary of this amendment, see “Transactions with Related Persons—Separation and Consulting Agreement with Former Chief Executive Officer”.

Mr. D’Alessandro—Interim CEO Compensation

In connection with Mr. D’Alessandro’s appointment as Interim CEO, he received an award of 100,000 shares of restricted stock on January 15, 2015 which vested on April 7, 2015, the start date of the successor Chief Executive Officer, Joel K. Manby. While serving as Interim CEO, Mr. D’Alessandro did not receive an annual base salary or an annual bonus opportunity or participate in the Company’s employee benefit plans, but Mr. D’Alessandro continued to receive the cash and equity compensation normally paid to non-employee directors in accordance with the Company’s Outside Director Compensation Policy for his service on our Board of Directors and he continued to vest in his other existing equity awards while serving as Interim CEO.

Mr. Manby—Employment Agreement

In connection with his appointment as our President and Chief Executive Officer, effective April 7, 2015, the Company entered into an employment agreement with Mr. Manby, dated March 16, 2015 (the “Manby Employment Agreement”). The Manby Employment Agreement provides for an initial three-year term ending on April 7, 2018 with automatic renewal of the employment term for successive one-year periods thereafter. During the employment term, Mr. Manby will serve as Chief Executive Officer of the Company and is entitled to:

•	an annual base salary of $1,000,000;

•	an annual bonus opportunity under our annual bonus plan with a target amount equal to 150% of his base salary (which, for fiscal year 2015, was pro-rated based on the commencement date of his employment and the portion of the fiscal year he was employed by us); and

•	beginning fiscal year 2016, annual long-term equity incentive awards with a target value equal to $4,000,000 (based on grant date fair value).

In addition, upon his commencement of employment with the Company, Mr. Manby received a one-time grant of restricted stock with a grant date fair value of $5,000,000 (the “Manby Sign-On Restricted Stock Grant”) and a one-time grant of stock options equal to the greater of either stock options equal to a number of shares of common stock of the Company subject to the stock options resulting in a grant date fair value equal to $5,000,000 based on a Black-Scholes calculation (the “Manby Sign-On Option Grant”). The Manby Sign-On Restricted Stock Grant and the Manby Sign-On Option Grant will vest in four equal annual installments over the first four anniversaries of the date of grant. The Company will also reimburse Mr. Manby for certain expenses in connection with the relocation of his family to Orlando, Florida.

Pursuant to the terms of the Manby Employment Agreement, Mr. Manby is subject to non-competition and non-solicitation covenants that apply during his employment and for a period of (i) 24 months following the termination of his employment by the Company without cause or by him for good reason (or 36 months if such termination occurs during the initial three-year employment term or during the 12-month period following a change in control) or (ii) 12 months following the termination of his employment for any other reason. Mr. Manby is also subject to an indefinite confidentiality covenant, and the Company and Mr. Manby are subject to indefinite mutual non-disparagement covenants.

For information regarding the termination provisions of the Manby Employment Agreement, see “—Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Manby” below.

Mr. Swanson—Interim CFO Compensation

On August 17, 2015, the Board approved the terms of Mr. Swanson’s compensation for his service as Interim CFO. In compensation for his service, on September 1, 2015, Mr. Swanson received a one-time discretionary cash bonus in an amount equal to $130,000, payable as described above under “Elements of Compensation—Bonuses—Discretionary Bonuses” and equity incentive awards in accordance with the 2015 Long-Term Incentive Plan with a combined target grant date fair value equal to $200,000 (see “Elements of Compensation—Long-Term Incentive Compensation” above).

Mr. Crage—Employment Agreement

In connection with his appointment as our CFO effective September 1, 2015, the Company entered into an employment agreement with Mr. Crage, dated August 17, 2015 (the “Crage Employment Agreement”). The Crage Employment Agreement provides for a three-year term ending on September 1, 2018 with automatic renewal of the employment term for successive one year periods thereafter. During the employment term, Mr. Crage will serve as CFO of the Company and is entitled to:

•	an annual base salary of $450,000;

•	an annual bonus opportunity under our annual bonus plan with a target amount no less than 100% of his base salary (which, for fiscal year 2015, was pro-rated based on the commencement date of his employment and the portion of the fiscal year he was employed by us); and

•	beginning fiscal year 2016, annual long-term equity incentive awards with a target value equal to $900,000 (based on grant date fair value) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise subject to the Compensation Committee’s annual compensation review discretion and in accordance with the Company’s Equity Award Grant Policy.

In addition, upon his commencement of employment with the Company, Mr. Crage received a one-time grant of restricted shares of common stock of the Company with a grant date fair value equal to $2,000,000 (the “Crage Sign-On Restricted Stock Grant”) and a one-time grant of stock options covering a number of shares of common stock of the Company subject to the stock options resulting in a grant date fair value equal to $500,000 based on a Black-Scholes calculation (the “Crage Sign-On Option Grant”). The Crage Sign-On Restricted Stock Grant and the Crage Sign-On Option Grant will each vest in four equal annual installments over the first four anniversaries of the date of grant. The Company will also reimburse Mr. Crage for certain expenses in accordance with the Company’s executive relocation policy.

Pursuant to the terms of the Crage Employment Agreement, Mr. Crage is subject to (i) non-competition covenants that apply during his employment and for a period of (a) 24 months following the termination of his employment by the Company without cause or by him for good reason during the initial three-year employment term or during the 12-month period following a change in control or (b) 12 months following the termination of his employment for any other reason and (ii) non-solicitation covenants for a period of 24 months following the termination of his employment with the Company for any reason. Mr. Crage is also subject to an indefinite confidentiality covenant, and the Company and Mr. Crage are subject to indefinite mutual non-disparagement covenants.

For information regarding the termination provisions of the Crage Employment Agreement, see “—Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Crage” below.

Mr. Esparza—Employment Agreement

In connection with his appointment as our Chief Creative Officer effective September 8, 2015, the Company entered into an employment agreement with Mr. Esparza, dated August 16, 2015 (the “Esparza Employment Agreement”). The Esparza Employment Agreement provides for a three-year term ending on September 8, 2018. During the employment term, Mr. Esparza will serve as Chief Creative Officer of the Company and is entitled to:

•	an annual base salary of $325,000;

•	an annual bonus opportunity under our annual bonus plan with a target amount no less than 100% of his base salary (which, for fiscal year 2015, was pro-rated based on the commencement date of his employment and the portion of the fiscal year he was employed by us); and

•	beginning fiscal year 2016, annual long-term equity incentive awards with a target value equal to $325,000 (based on grant date fair value) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise subject to the Compensation Committee’s annual compensation review discretion and in accordance with the Company’s Equity Award Grant Policy.

In addition, upon his commencement of employment with the Company, Mr. Esparza received a one-time grant of restricted shares of common stock of the Company with a grant date fair value equal to $2,250,000 (the “Esparza Sign-On Restricted Stock Grant”) and a one-time grant of stock options covering a number of shares of common stock of the Company subject to the stock options resulting in a grant date fair value equal to $1,000,000 based on a Black-Scholes calculation (the “Esparza Sign-On Option Grant”). The Esparza Sign-On Restricted Stock Grant and the Esparza Sign-On Option Grant will each vest in four equal annual installments over the first four anniversaries of the date of grant.

The Esparza Employment Agreement also provided for a one-time cash sign-on bonus in an amount equal to $10,000, payable on the first regularly scheduled payroll date following the commencement of his employment and, subject to his continued employment with the Company through March 15, 2016, a one-time supplemental cash bonus in an amount equal to $275,000, which he received on April 15, 2016. In addition, the Esparza Employment Agreement provided that the Company reimburse Mr. Esparza for certain expenses in accordance with the Company’s executive relocation policy.

Pursuant to the terms of the Esparza Employment Agreement, Mr. Esparza is subject to (i) non-competition covenants that apply during his employment and for a period of (a) 24 months following the termination of his employment by the Company without cause or by him for good reason during the employment term or (b) 12 months following the termination of his employment for any other reason and (ii) non-solicitation covenants for a period of 24 months following the termination of his employment with the Company for any reason. Mr. Esparza is also subject to an indefinite confidentiality covenant, and the Company and Mr. Esparza are subject to indefinite mutual non-disparagement covenants.

For information regarding the termination provisions of the Esparza Employment Agreement, see “—Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Esparza” below.

Executive Compensation Governance Practices

Stock Ownership Guidelines

In order to align management and stockholder interests, the Company adopted stock ownership guidelines for our executive officers in 2014. In March 2015, the Company modified its stock ownership guidelines to provide as follows: (i) the Chief Executive Officer is required to hold shares of common stock with a value at least equal to six (6) times his base salary; (ii) each of the Chief Financial Officer, the Chief Parks Operations Officer and the Chief Legal Officer is required to hold shares of common stock with a value at least equal to three (3) times such executive’s base salary; (iii) each of the Chief Creative Officer, the Chief Human Resources Officer and the Chief Zoological Officer is required to hold shares of common stock with a value at least equal to two (2) times such executive’s base salary; and (iv) the Chief Accounting Officer and all other executive officers are required to hold shares of common stock with a value at least equal to one (1) time such executive’s base salary. If an executive officer is not in compliance with the stock ownership guidelines, the executive is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Equity Award Grant Policy

In March 2015, the Company adopted an Equity Award Grant Policy that formalized our process for granting equity-based awards to executive officers and employees. Under our Equity Award Grant Policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee or the Board may consider and approve any such grant. Grants of equity awards to current employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis on the second business day following the filing of the Company’s Form 10-K, unless such day is not a day on which the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) is open for trading, in which case it is expected to be the next such trading day. Grants of equity awards for new hires or promotions will be made on a quarterly basis on the first business day of the quarter following the quarter in which the date of hire or promotion occurred unless such day is not a day on which the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) is open for trading, in which case it is expected to be the next such trading day. The Compensation Committee and the Board will consider and approve any such grants at an in-person or telephonic meeting or by unanimous written consent of the Compensation Committee or the Board.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for any compensation in excess of $1 million paid to named executive officers except for the Chief Financial Officer. However, this provision does not apply to certain performance-based compensation as long as specified requirements are met.

The Company expects to be able to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a specified transition period following the IPO. This transition period may extend until the first annual stockholders meeting that occurs after the close of the third calendar year following the calendar year in which the IPO occurred, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate to attract or retain talent.

Clawback Policy

The Compensation Committee does not have any specific “clawback” policy but intends to adopt one in conformity with the requirements of any final rules issued by the SEC. Under Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Company’s Chief Executive Officer and Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities during those 12 months.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Joel K. Manby	2015	735,256	—	5,552,735	4,999,997	—	—	18,757	11,306,745
President and Chief
Executive Officer

David F. D’Alessandro	2015	—	—	1,650,000	—	—	—	327,320	1,977,320
Chairman and Former
Interim Chief
Executive Officer

Jim Atchison	2015	29,083	—	—	—	—	—	2,588,510	2,617,593
Former Chief	2014	698,000	—	—	—	—	—	18,931	716,931
Executive Officer and	2013	622,250	57,460	1,094,639	—	755,820	—	22,508	2,552,677
President and Director

Peter J. Crage	2015	150,000	—	2,075,181	499,999	—	—	16,578	2,741,758
Chief Financial Officer

Marc G. Swanson	2015	230,640	130,000	271,235	128,170	—	—	17,224	777,269
Chief Accounting
Officer and Former
Interim Chief
Financial Officer

James M. Heaney	2015	168,644	—	573,540	237,332	—	—	17,570	997,086
Former Chief Financial	2014	356,000	—	—	—	—	—	10,407	366,407
Officer	2013	342,000	21,011	338,699	—	276,379	—	10,059	988,148

Daniel B. Brown	2015	346,000	—	557,405	230,664	—	—	23,152	1,157,221
Chief Parks Operations	2014	346,000	—	—	—	—	—	23,430	369,430
Officer	2013	333,750	20,487	364,902	—	269,485	—	21,469	1,010,093

Anthony Esparza	2015	102,292	10,000	2,301,181	999,996	—	—	12,374	3,425,843
Chief Creative Officer

G. Anthony (Tony) Taylor	2015	362,000	—	583,191	241,331	—	—	24,396	1,210,918
Chief Legal Officer and	2014	362,000	—	—	—	—	—	21,564	383,564
General Counsel	2013	337,500	20,865	145,941	—	274,455	—	16,040	794,801

(1)	Amounts included in this column reflect actual salary earned during each fiscal year. Base salary for fiscal 2015 for Mr. Manby, Mr. Atchison, Mr. Crage, Mr. Heaney and Mr. Esparza was prorated to reflect the corresponding time in their respective positions for fiscal 2015.
(2)	Amount included in this column for Mr. Swanson for 2015 reflects the discretionary bonus awarded to him in connection with his service as Interim CFO. See “Compensation Discussion and Analysis—Elements of Compensation—Bonuses— Discretionary Bonuses.” Amount included in this column for Mr. Esparza for 2015 reflects the one-time sign-on bonus awarded to Mr. Esparza. See “Compensation Discussion and Analysis—Compensation Actions Taken During 2015 in Connection with Leadership Changes—Mr. Esparza—Employment Agreement.”
(3)

Amounts included in this column for 2015 reflect the aggregate grant date fair value of restricted stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“Topic 718”) and utilizing the assumptions discussed in Note 18 to our consolidated financial statements for the year ended December 31, 2015. Amounts included in this column for Messrs. Manby, Crage,

Swanson, Heaney, Brown, Taylor and Esparza reflect the aggregate grant date fair value of restricted stock granted in 2015 (including restricted stock granted under the 2015 Bonus Plan, the 2015 Long-Term Incentive Plan, the Manby Employment Agreement, the Crage Employment Agreement and the Esparza Employment Agreement, as applicable). Amounts shown with respect to performance-vesting restricted stock under the 2015 Long-Term Incentive Plan reflect only shares in the Tranche relating to the fiscal year 2015 performance period. Amount included in this column for Mr. D’Alessandro reflects $1,650,000 relating to the grant date fair value of restricted stock granted on January 15, 2015 in connection with Mr. D’Alessandro’s appointment as Interim CEO. Amount included in this column for Mr. Atchison excludes 515,406 outstanding and unvested performance-based restricted stock awards which were modified to allow Mr. Atchison to remain eligible to vest if the performance conditions are met subsequent to Mr. Atchison’s employment with the Company, in connection with Mr. Atchison’s resignation effective January 15, 2015. The fair value at the date of modification for these shares was $4,883,472 assuming achievement of the performance conditions. As the performance conditions were not deemed probable of vesting before or after the modification, there was no incremental fair value recorded in accordance with Topic 718.
(4)	We have no pension benefits, nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.
(5)	Amounts reported under All Other Compensation for fiscal 2015 include the following:

Description	Joel K. Manby	Jim Atchison	Peter J. Crage	Marc G. Swanson	James M. Heaney	Daniel B. Brown	Anthony Esparza	G. Anthony (Tony) Taylor
Contributions to our 401(k) plan on behalf of our named executive officers	$—	$9,275	$—	$8,159	$6,142	$9,252	$—	$9,229
Life and long-term disability insurance premiums paid by us on behalf of our named executive officers	1,813	1,777	1,598	919	1,307	1,273	1,211	1,326
Accrued vacation payout in connection with separation from the Company	—	69,800	—	—	6,846	—	—	—
Relocation expenses	16,944	—	14,980	—	—	—	11,163	—
Dollar value of vacation days sold to pay for personal health insurance premiums and other benefits under our vacation sell benefit program	—	10,738	—	7,984	—	11,977	—	12,531
Supplemental payment to offset healthcare in connection with resignation	—	53,920	—	—	—	—	—	—
Lump sum payment in connection with resignation	—	2,443,000	—	—	—	—	—	—
Accumulated dividends paid upon vesting of restricted stock	—	—	—	162	3,275	650	—	1,310

Total All Other Compensation	$18,757	$2,588,510	$16,578	$17,224	$17,570	$23,152	$12,374	$24,396

Mr. D’Alessandro was appointed to serve as interim Chief Executive Officer (“Interim CEO”) of the Company effective January 15, 2015 through April 7, 2015. While serving as Interim CEO, Mr. D’Alessandro did not receive an annual base salary but continued to receive the cash compensation normally paid to non-employee directors in accordance with the Company’s Outside Director Compensation Policy. Amounts reported to Mr. D’Alessandro in this column include his annual retainer of $200,000 along with pro-rated fees for service as Chairperson of the Compensation Committee for portions of fiscal year 2015 and $119,987 relating to the grant date fair value of restricted stock granted in connection with Mr. D’Alessandro’s annual equity award in accordance with the Company’s Outside Director Compensation Policy. In addition, the named executive officers (and their spouses) each receive a Corporate Executive Card that entitles them and an unlimited number of guests to complimentary access to our theme parks. There is no incremental cost to us associated with the use of the Corporate Executive Card.

Grants of Plan-Based Awards in 2015

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2015.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Joel K. Manby
	Annual Cash Incentive	—	337,500	562,500	843,750	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	4/7/2015	—	—	—	—	27,623	—	—	—	—	552,736
	Stock Options(4)	4/7/2015	—	—	—	—	—	—	—	1,089,324	20.01	4,999,997
	Time-Vesting Restricted Stock(5)	4/7/2015	—	—	—	—	—	—	249,875	—	—	4,999,999

David F. D’Alessandro
	Time-Vesting Restricted Stock(5)	1/15/2015	—	—	—	—	—	—	100,000	—	—	1,650,000
	Time-Vesting Restricted Stock(5)	6/10/2015	—	—	—	—	—	—	5,752	—	—	119,987

Jim Atchison		—	—	—	—	—	—	—	—	—	—	—

Peter J. Crage
	Annual Cash Incentive	—	45,000	75,000	112,500	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	9/1/2015	—	—	—	—	4,364	—	—	—	—	75,192
	Stock Options(4)	9/1/2015	—	—	—	—	—	—	—	134,048	17.23	499,999
	Time-Vesting Restricted Stock(5)	9/1/2015	—	—	—	—	—	—	116,076	—	—	1,999,989

Marc G. Swanson
	Annual Cash Incentive	—	34,596	57,660	86,490	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2015	—	—	—	—	3,041	—	—	—	—	57,657
	Stock Options(4)	3/3/2015	—	—	—	—	—	—	—	14,010	18.96	61,504
	Time-Vesting Restricted Stock(5)	3/3/2015	—	—	—	—	—	—	3,243	—	—	61,487
	Performance-Vesting Restricted Stock(6)	3/3/2015	—	—	—	1,621	3,243	6,487	—	—	—	40,992

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Marc G. Swanson	Stock Options(4)	9/1/2015	—	—	—	—	—	—	—	17,873	17.23	66,666
(continued)	Time-Vesting Restricted Stock(5)	9/1/2015	—	—	—	—	—	—	3,869	—	—	66,663
	Performance-Vesting Restricted Stock(6)	9/1/2015	—	—	—	1,934	3,869	7,738	—	—	—	44,436

James M. Heaney
	Annual Cash Incentive	—	106,800	178,000	267,000	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2015	—	—	—	—	9,388	—	—	—	—	177,996
	Stock Options(4)	3/3/2015	—	—	—	—	—	—	—	54,062	18.96	237,332
	Time-Vesting Restricted Stock(5)	3/3/2015	—	—	—	—	—	—	12,517	—	—	237,322
	Performance-Vesting Restricted Stock(6)	3/3/2015	—	—	—	6,258	12,517	25,035	—	—	—	158,221

Daniel B. Brown
	Annual Cash Incentive	—	103,800	173,000	259,500	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2015	—	—	—	—	9,124	—	—	—	—	172,991
	Stock Options(4)	3/3/2015	—	—	—	—	—	—	—	52,543	18.96	230,664
	Time-Vesting Restricted Stock(5)	3/3/2015	—	—	—	—	—	—	12,165	—	—	230,648
	Performance-Vesting Restricted Stock(6)	3/3/2015	—	—	—	6,082	12,165	24,331	—	—	—	153,766

Anthony Esparza
	Annual Cash Incentive	—	32,500	54,167	81,250	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	9/8/2015	—	—	—	—	2,882	—	—	—	—	51,184
	Stock Options(4)	9/8/2015	—	—	—	—	—	—	—	254,452	17.76	999,996
	Time-Vesting Restricted Stock(5)	9/8/2015	—	—	—	—	—	—	126,689	—	—	2,249,997

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
G. Anthony (Tony) Taylor
	Annual Cash Incentive	—	108,600	181,000	271,500	—	—	—	—	—	—	—
	Annual Equity Incentive(3)	3/3/2015	—	—	—	—	9,546	—	—	—	—	180,992
	Stock Options(4)	3/3/2015	—	—	—	—	—	—	—	54,973	18.96	241,331
	Time-Vesting Restricted Stock(5)	3/3/2015	—	—	—	—	—	—	12,728	—	—	241,323
	Performance-Vesting Restricted Stock(6)	3/3/2015	—	—	—	6,364	12,728	25,457	—	—	—	160,876

(1)	Reflects possible cash payouts under our 2015 Bonus Plan and assumes full payout from the 10% discretionary portion of the bonus award. See “Compensation Discussion and Analysis—Compensation Elements—Bonuses—Annual Cash Incentive Compensation” for a discussion of threshold, target and maximum cash incentive compensation payouts. There were no actual amounts paid to our named executive officers under our 2015 Bonus Plan.
(2)	Reflects grant date fair value of the restricted stock and stock option awards, calculated in accordance with Topic 718 and utilizing the assumptions discussed in Note 18 to our consolidated financial statements for the year ended December 31, 2015
(3)	Amounts shown reflect possible equity payouts under our 2015 Bonus Plan. See “Compensation Discussion and Analysis—Compensation Elements—Bonuses—Annual Cash Incentive Compensation” for a discussion of threshold, target and maximum equity incentive compensation payouts. There were no actual amounts paid to our named executive officers under our 2015 Bonus Plan.
(4)	Amounts shown reflect grants of stock options in 2015. For information regarding awards of stock options made to Messrs. Manby, Crage and Esparza, see “Compensation Discussion and Analysis—Compensation Actions Taken During 2015 in Connection with Leadership Changes.” For information regarding awards of stock options made to Messrs. Heaney, Swanson, Brown and Taylor, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”
(5)	Amounts shown reflect grants of time-vesting restricted stock. For information regarding awards of time-vesting restricted stock made to Messrs. Manby, D’Alessandro, Crage and Esparza, see “Compensation Discussion and Analysis—Compensation Actions Taken During 2015 in Connection with Leadership Changes.” For information regarding awards of time-vesting restricted stock made to Messrs. Heaney, Swanson, Brown and Taylor, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” Amounts reported for Mr. D’Alessandro also include a restricted stock award granted in June 2015 in accordance with the Outside Director Compensation Policy. See “—Outside Director Compensation Policy” below.
(6)	Amounts shown reflect possible payouts relating to the fiscal year 2015 performance period for performance-vesting restricted stock granted under our 2015 Long-term Incentive Plan See “Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.”

Outstanding Equity Awards at 2015 Fiscal-Year End

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2015.

	Option Awards			Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Joel K. Manby	1,089,324	20.01	4/7/2025	249,875	4,920,039	27,623	543,897
David F. D’Alessandro	—	—	—	8,327	163,959	212,570	4,185,504
Jim Atchison	—	—	—	5,752	113,257	515,406	10,148,344
Peter J. Crage	134,048	17.23	9/1/2025	116,076	2,285,536	4,364	85,927
Marc G. Swanson	14,010	18.96	3/3/2025	10,229	201,409	34,065	670,740
	17,873	17.23	9/1/2025
James M. Heaney(5)	—	—	—	—	—	—	—
Daniel B. Brown	52,543	18.96	3/3/2025	23,882	470,237	180,922	3,562,354
Anthony Esparza	254,452	17.76	9/8/2025	126,689	2,494,506	2,882	56,747
G. Anthony (Tony) Taylor	54,973	18.96	3/3/2025	15,399	303,206	78,266	1,541,058

(1)	Reflects time-vesting nonqualified stock options that had not vested as of December 31, 2015. The following provides information with respect to the remaining vesting schedule of the time-vesting nonqualified stock options that had not vested as of December 31, 2015:

Mr. Manby—of these outstanding nonqualified stock options, 272,331 vested on April 7, 2016 and 816,993 vest in equal installments on April 7, 2017, 2018 and 2019.

Mr. Crage—these outstanding nonqualified stock options vest in equal installments on September 1, 2016, 2017, 2018 and 2019.

Mr. Swanson—of the outstanding nonqualified stock options with an exercise price of $18.96 per share, 3,502 vested on March 3, 2016 and 10,508 vest in substantially equal installments on March 3, 2017, 2018 and 2019. Mr. Swanson’s outstanding nonqualified stock options with an exercise price of $17.23 per share vest in substantially equal installments on September 1, 2016, 2017, 2018 and 2019.

Mr. Brown—of these outstanding nonqualified stock options, 13,135 vested on March 3, 2016 and 39,408 will forfeit in 2016 upon Mr. Brown’s separation from the Company.

Mr. Esparza—these outstanding nonqualified stock options vest in equal installments on September 8, 2016, 2017, 2018 and 2019.

Mr. Taylor—of these outstanding nonqualified stock options, 13,743 vested on March 3, 2016 and 41,230 vest in substantially equal installments on March 3, 2017, 2018 and 2019.

(2)	Reflects time-vesting shares of restricted stock that had not vested as of December 31, 2015 and performance-vesting shares of restricted stock where performance conditions have been satisfied but shares have not vested as of December 31, 2015 due to service conditions. The following provides information with respect to the remaining vesting schedule of the shares of restricted stock that had not vested as of December 31, 2015:

Mr. Manby—of these outstanding time-vesting shares of restricted stock, 62,468 vested on April 7, 2016 and 187,407 vest in substantially equal installments on April 7, 2017, 2018 and 2019.

Mr. D’Alessandro—of these outstanding time-vesting shares of restricted stock, 2,575 vest in substantially equal installments on June 11, 2016 and 2017 and 5,752 vest in substantially equal installments on June 10, 2016, 2017 and 2018.

Mr. Atchison—these outstanding time-vesting shares of restricted stock vest in substantially equal installments on June 10, 2016, 2017 and 2018.

Mr. Crage—these outstanding time-vesting shares of restricted stock vest in equal installments on September 1, 2016, 2017, 2018 and 2019.

Mr. Swanson—of these outstanding restricted shares, 812 are time-vesting shares of restricted stock that vested on January 1, 2016; 810 are time-vesting shares of restricted stock that vested on March 3, 2016; 3,869 represent outstanding time-vesting shares of restricted stock that vest in substantially equal installments on September 1, 2016, 2017, 2018 and 2019; 813 vest on January 1, 2017; 2,433 vest substantially in equal installments on March 3, 2017, 2018 and 2019 and 1,492 relate to performance-vesting shares of restricted stock that vest in the first quarter of 2018.

Mr. Brown—of these outstanding restricted shares, 4,581 are time-vesting shares of restricted stock that vested on January 1, 2016, 3,041 are time-vesting shares of restricted stock that vested on March 3, 2016 and 13,707 are time-vesting shares of restricted stock and 2,553 are performance-vesting shares of restricted stock that forfeited in 2016 upon Mr. Brown’s separation from the Company.

Mr. Esparza—represents outstanding time-vesting shares of restricted stock that vest in substantially equal installments on September 8, 2016, 2017, 2018 and 2019.

Mr. Taylor—of these outstanding restricted shares, 3,182 are time-vesting shares of restricted stock that vested on March 3, 2016, 9,546 are time-vesting shares of restricted stock that will vest in substantially equal installments on March 3, 2017, 2018 and 2019 and 2,671 relate to performance-vesting shares of restricted stock that vest in the first quarter of 2018.

(3)	Market value is based upon the closing market price of our common stock on December 31, 2015.
(4)	Reflects performance-vesting shares of restricted stock that have not been earned as of December 31, 2015 as follows. Does not reflect performance-vesting shares of restricted stock under the 2015 Long-Term Incentive Plan that relate to the fiscal year 2016 and fiscal year 2017 performance periods.

Mr. Manby—represents performance-vesting shares of restricted stock granted in accordance with the Company’s 2015 annual bonus plan. These shares were forfeited in the first quarter of 2016 as the Company did not meet the performance conditions.

Mr. D’Alessandro—of these outstanding restricted shares, 106,285 represent 2.25x Performance Restricted shares and 106,285 represent 2.75x Performance Restricted shares. The 2.25x Performance Restricted shares vested on April 1, 2016 as performance conditions were satisfied as of such date.

Mr. Atchison—of these outstanding restricted shares, 257,703 represent 2.25x Performance Restricted shares and 257,703 represent 2.75x Performance Restricted shares. The 2.25x Performance Restricted shares vested on April 1, 2016 as performance conditions were satisfied as of such date.

Mr. Crage—represents performance-vesting shares of restricted stock granted in accordance with the Company’s 2015 annual bonus plan. These shares were forfeited in the first quarter of 2016 as the Company did not meet the performance conditions.

Mr. Swanson—of these outstanding restricted shares, 15,512 represent 2.25x Performance Restricted shares, 15,512 represent 2.75x Performance Restricted shares, and 3,041 represent performance-vesting shares of restricted stock granted in accordance with the Company’s 2015 annual bonus plan, which were forfeited in the first quarter of 2016 as the Company did not meet the respective performance conditions. The 2.25x Performance Restricted shares vested on April 1, 2016 as performance conditions were satisfied as of such date.

Mr. Brown—of these outstanding restricted shares, 85,899 represent 2.25x Performance Restricted shares, 85,899 represent 2.75x Performance Restricted shares, and 9,124 represent performance-vesting shares of restricted stock granted in accordance with the Company’s 2015 annual bonus plan, which were forfeited in the first quarter of 2016 as the Company did not meet the respective performance conditions. The 2.25x Performance Restricted shares vested on April 1, 2016 as performance conditions were satisfied as of such date.

Mr. Esparza—represents performance-vesting shares of restricted stock granted in accordance with the Company’s 2015 annual bonus plan. These shares were forfeited in the first quarter of 2016 as the Company did not meet the performance conditions.

Mr. Taylor—of these outstanding restricted shares, 34,360 represent 2.25x Performance Restricted shares, 34,360 represent 2.75x Performance Restricted shares, and 9,546 represent performance-vesting shares of restricted stock granted in accordance with the Company’s 2015 annual bonus plan, which were forfeited in the first quarter of 2016 as the Company did not meet the respective performance conditions. The 2.25x Performance Restricted shares vested on April 1, 2016 as performance conditions were satisfied as of such date.

(5)	In connection with his voluntary resignation on June 1, 2015, Mr. Heaney forfeited all of his outstanding equity awards.

Option Exercises and Stock Vested in 2015

The following table provides information regarding the values realized by our named executive officers upon the vesting of stock awards in 2015.

	Equity Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joel K. Manby	—	—
David F. D’Alessandro	101,288	2,027,597
Jim Atchison	—	—
Peter J. Crage	—	—
Marc G. Swanson	812	14,535
James M. Heaney	12,180	237,632
Daniel B. Brown	4,582	82,018
Anthony Esparza	—	—
G. Anthony (Tony) Taylor	6,873	148,800

(1)	The amounts included for Mr. D’Alessandro reflect 100,000 shares awarded to him in connection with his service as Interim Chief Executive Officer for the Company and 1,288 shares award to him accordance with the Outside Director Compensation Policy.
(2)	The value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or the previous trading day if the vesting date was not a trading day).

Pension Benefits

We have no pension benefits for the executive officers.

Nonqualified Deferred Compensation for 2015

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

Potential Payments Upon Termination

The following table describes the potential payments and benefits that would have been payable to our named executive officers under existing plans assuming a termination of their employment for reasons other than willful misconduct or a voluntary resignation on December 31, 2015.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include accrued but unpaid salary, accrued but unpaid vacation and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Plans ($)(2)	Executive Outplacement Services ($)(3)	Value of Accelerated Vesting of Equity Awards ($)(4)	Total ($)
Joel K. Manby
Termination without “cause” or for “good reason”	6,375,000	137,628	25,000	4,920,039	11,457,667
Termination due to death or “disability”	5,375,000	—	—	4,920,039	10,295,039
Change in Control (double trigger)(5)	6,375,000	137,628	25,000	4,920,039	11,457,667

Peter J. Crage
Termination without “cause” or for “good reason”	1,200,000	52,832	8,500	2,615,294	3,876,626
Termination due to death or “disability”	—	—	—	2,615,294	2,615,294
Change in Control (double trigger)(5)	1,200,000	52,832	8,500	2,615,294	3,876,626

Marc G. Swanson
Termination under the Severance Plan	345,960	15,836	8,500	—	370,296
Termination due to death or “disability”	—	—	—	40,910	40,910
Change in Control (double trigger)(5)	—	—	—	255,604	255,604

Anthony Esparza
Termination without “cause” or for “good reason”	866,667	30,172	8,500	2,985,598	3,890,937
Termination due to death or “disability”	—	—	—	—	—
Change in Control (double trigger)(5)	—	—	—	2,985,598	2,985,598

G. Anthony (Tony) Taylor
Termination under the Severance Plan	724,000	26,960	8,500	—	759,460
Termination due to death or “disability”	—	—	—	60,571	—
Change in Control (double trigger)(5)	—	—	—	343,336	343,336

(1)	Cash severance includes amounts payable to executive with respect to salary and bonus. See “Severance Arrangements and Restrictive Covenants” below for information about how these amounts are calculated.
(2)	Reflects the cost of providing the executive officer with continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of thirty-six months for Mr. Manby, for a period of twenty-four months for Messrs. Crage and Esparza and for a period of twelve months for Messrs. Swanson and Taylor, in each case, assuming 2015 rates.
(3)	Amounts shown assume that executive outplacement services are provided to each of the named executive officers for a period of twelve months for Mr. Manby and nine months for Messrs. Crage, Swanson, Esparza and Taylor.
(4)

Upon a termination of employment without cause or due to death or disability within 12 months following a change in control, (i) our named executive officers’ unvested options and time-vesting shares of restricted stock granted under the 2015 Long Term Incentive Plan immediately vest and (ii) the number of performance-vesting shares granted under the 2015 Long Term Incentive Plan eligible to vest based on target performance immediately vest. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” Upon a termination of employment due to death or

“disability” other than within 12 months following a change in control, a pro rata portion of the next installment of unvested options and time-vesting shares immediately vests.

The amounts reported in this column represent the value of unvested restricted stock based on the closing market price of our stock on December 31, 2015. The value of unvested stock options is calculated as the difference between the close price on December 31, 2015 and the stock option exercise price, unless the stock option exercise price is higher than the close price, in which case these stock options were not assigned a value. Amounts reported also assume that the 2.25x and 2.75x Performance Restricted shares would not have vested upon a change of control. If the 2.25x and 2.75x Performance Restricted shares would have vested upon a change of control, the amounts reported would have reflected the following additional amounts: Mr. Swanson, $610,862; and Mr. Taylor, $1,353,096.

In the event Mr. Manby’s or Mr. Crage’s employment is terminated by the Company without cause or by the executive for good reason or terminates due to death or disability, the Manby Sign-On Restricted Stock Grant, the Manby Sign-On Option Grant, the Crage Sign-On Restricted Stock Grant and the Crage Sign-On Option Grant will become fully vested. All of Mr. Manby’s unvested stock options were excluded from the calculation in this column as their exercise price was higher than the close price on December 31, 2015. In the event Mr. Esparza’s employment is terminated by the Company without cause or by the executive for good reason, the Esparza Sign-On Restricted Stock Grant and the Esparza Sign-On Option Grant will become fully vested.

(5)	For purposes of this table, Change in Control (double trigger) assumes that both a termination of employment without cause and a change in control occur on December 31, 2015.

Mr. D’Alessandro

Mr. D’Alessandro was not entitled to any severance benefits in connection with his service as our Interim Chief Executive Officer.

Mr. Atchison

Mr. Atchison’s employment with the Company terminated on January 15, 2015. Pursuant to the Atchison Separation Agreement, Mr. Atchison received the following, subject to Mr. Atchison’s execution and non-revocation of a general release of claims in favor of the Company:

•	a lump sum payment equal to $2,443,000, which represents the cash severance payment that Mr. Atchison would be entitled to receive upon a qualifying termination of employment under the Severance Plan;

•	a lump sum cash payment in an amount equal to the value of the benefit continuation for 24 months following Mr. Atchison’s termination of employment that he would have been entitled to receive upon a qualifying termination of employment under the Severance Plan;

•	eligibility for continued vesting of Mr. Atchison’s 515,406 outstanding and unvested 2.25x and 2.75x Performance Restricted shares (as if Mr. Atchison remained continuously employed with the Company), subject to achievement of the applicable performance conditions and, in the event favorable and generally applicable amendments are made to the terms of 2.25x and 2.75x Performance Restricted shares held by then active employees, the right to have his awards amended in the same manner;

The Atchison Separation Agreement provides that Mr. Atchison will no longer be subject to a post-termination non-competition covenant. Mr. Atchison remains subject to (i) a non-solicitation covenant with respect to the Company’s employees for a two-year period following his separation, (ii) an indefinite confidentiality covenant and (iii) an indefinite mutual non-disparagement covenant with the Company.

Mr. Heaney

Mr. Heaney voluntarily resigned as our CFO effective June 1, 2015. Because he voluntarily terminated his employment with us, Mr. Heaney was ineligible to receive any benefits under the Severance Plan or the terms of his long-term equity awards in connection with the termination of his employment but received a payment of $6,846, which represented all accrued but unpaid vacation at the time of his resignation. Following his termination of employment, Mr. Heaney remains subject to certain restrictive covenants including: (i) a non-competition covenant for a one-year period following his resignation, (ii) a non-solicitation covenant with respect to the Company’s employees for a two-year period following his resignation, (iii) an indefinite confidentiality covenant and (iv) an indefinite non-disparagement covenant.

Mr. Brown

Pursuant to a Confidential Separation Agreement and General Release and Waiver of Claims, dated as of February 18, 2016 (the “Brown Separation Agreement”), subject to Mr. Brown remaining in good standing and performance of his duties and responsibilities (including the transition of his duties) through May 31, 2016 and his execution and non-revocation of a general release of claims in favor of the Company, Mr. Brown will be entitled to the following (which represents the severance benefits Mr. Brown would be entitled to receive upon a qualifying termination of employment under the Severance Plan, except as modified below), in each case, less applicable withholding taxes:

•	a lump sum payment equal to $346,000 representing 12 months of base salary;

•	a lump sum cash payment equal to $173,000 representing the targeted annual cash bonus opportunity for 2015;

•	in lieu of “benefit continuation” as set forth in the Severance Plan, a lump payment equal to $20,000;

•	eligibility for continued vesting of Mr. Brown’s 171,798 outstanding and unvested performance-based restricted stock awards (as if Mr. Brown remained continuously employed with the Company), subject to both of the following conditions (i) the achievement of applicable performance conditions and (ii) Mr. Brown not breaching any restrictive covenants during the twelve month period immediately following the date or dates such performance conditions were achieved;

The Brown Separation Agreement also provides that Mr. Brown is subject to certain restrictive covenants (in addition to any other restrictive covenants that Mr. Brown may be subject to in any agreement between him and the Company) including: (i) a non-competition covenant for a one-year period following his separation, (ii) a non-solicitation covenant with respect to the Company’s employees for a two-year period following his separation, (iii) an indefinite confidentiality covenant and (iv) an indefinite non-disparagement covenant.

Severance Arrangements and Restrictive Covenants

We have adopted the Severance Plan for the benefit of certain key employees. Each of the named executive officers was eligible for severance pay and benefits under the Severance Plan, however Messrs. Manby, Crage and Esparza have separate severance provisions in their respective employment agreements that govern the terms of their severance. All severance pay and benefits under the Severance Plan must be approved by the Chief Human Resources Officer and our Chairman of the Board of Directors.

Messrs. Swanson and Taylor

Pursuant to the Severance Plan, if the employment of Messrs. Swanson or Taylor terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness; or (4) unsatisfactory job performance, Messrs. Swanson or Taylor will be entitled to receive:

•	a lump sum payment equal to twelve months of his annual base pay at the time of termination;

•	the targeted bonus for the plan year in which he is terminated;

•	continued health, dental, vision, prescription drug and mental health coverage as enrolled at the time of his termination for a period of twelve months; and

•	executive outplacement services (as determined by us), which services must be engaged within thirty days of the termination of employment.

In order to be eligible for the Severance Plan benefits, the key employee must sign and return a release and waiver of claims that will include but is not limited to (1) a one-year non-compete covenant; (2) a two-year non-solicitation covenant; (3) a non-disparagement covenant; (4) an agreement to cooperate in any current or future legal matters relating to activities or matters occurring during such key employee’s term of employment; and (5) the release of any and all claims that such key employee may have in connection with their employment with us or with the termination of employment.

No benefits are payable under the Severance Plan if (1) the eligible key employee fails or refuses to return the release and waiver of claims; (2) the eligible key employee voluntarily terminates their employment for any reason; or (3) the eligible key employee engages in willful misconduct as determined at the discretion of the Chief Human Resources Officer and our Chairman of the Board of Directors.

Mr. Manby

Pursuant to the Manby Employment Agreement, in the event of a termination of Mr. Manby’s employment by the Company without “cause” (as defined in the Manby Employment Agreement) or by him for “good reason” (as defined in the Manby Employment Agreement), subject to his execution of a general release of claims in favor of the Company, he would be entitled to receive: (x) a lump sum cash payment equal to three times the sum of his base salary and target annual bonus (but two times if such termination occurs after the initial three-year employment term), (y) full accelerated vesting of the Manby Sign-On Restricted Stock Grant and Manby Sign-On Option Grant and (z) subject to his election of COBRA continuation coverage, for a period of 36 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage (but 24 months if such termination occurs after the initial three-year employment term). If Mr. Manby’s employment is terminated as a result of his death or “disability” (as defined in the Manby Employment Agreement), he is entitled to receive (x) a pro-rated portion of the annual bonus in respect of the year in which his termination occurs, (y) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus (reduced by the amount of any payments actually received by Mr. Manby under the Company’s short-term or long-term disability plans), (z) full accelerated vesting of the Manby Sign-On Restricted Stock Grant and pro-rated accelerated vesting of the Manby Sign-On Option Grant. If Mr. Manby’s employment is terminated by the Company without cause or by him for good reason during the 12-month period following a change in control (as defined in the Manby Employment Agreement), he would be entitled to receive the same payments and benefits as those in the event of a termination by the Company without cause or by him for good reason during the initial three-year employment term.

Pursuant to the Manby Employment Agreement, Mr. Manby is subject to non-competition and non-solicitation covenants that apply during his employment and for a period of (i) 24 months following the termination of his employment by the Company without cause or by him for good reason (or 36 months if such termination occurs during the initial three-year employment term or during the 12-month period following a change in control) or (ii) 12 months following the termination of his employment for any other reason. Mr. Manby is also subject to an indefinite confidentiality covenant, and the Company and Mr. Manby are subject to indefinite mutual non-disparagement covenants.

Mr. Crage

In the event of a termination of Mr. Crage’s employment by the Company without “cause” (as defined in the Crage Employment Agreement) or by him for “good reason” (as defined in the Crage Employment Agreement), subject to Mr. Crage’s execution of a general release of claims in favor of the Company, he would be entitled to receive: (i) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus (but one times if such termination occurs after the initial three-year employment term), (ii) full accelerated vesting of the Crage Sign-On Restricted Stock Grant and Crage Sign-On Option Grant and (iii) subject to his election of COBRA continuation coverage, for a period of 24 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage (but 12 months if such termination occurs after the initial three-year employment term). If Mr. Crage’s employment is terminated as a result of his death or “disability” (as defined in the Crage Employment Agreement), he is entitled to receive full accelerated vesting of the Crage Sign-On Restricted Stock Grant and pro-rated accelerated vesting of the Crage Sign-On Option Grant. If Mr. Crage’s employment is terminated by the Company without cause or by him for good reason during the 12-month period following a “change in control” (as defined in the Crage Employment Agreement) following the initial three-year employment term, he would be entitled to receive the same payments and benefits as those in the event of a termination by the Company without cause or by him for good reason during the initial three-year employment term.

Pursuant to the Crage Employment Agreement, Mr. Crage is subject to (i) non-competition covenants that apply during his employment and for a period of (a) 24 months following the termination of his employment by the Company without cause or by him for good reason during the initial three-year employment term or during the 12-month period following a change in control or (b) 12 months following the termination of his employment for any other reason and (ii) non-solicitation covenants for a period of 24 months following the termination of his employment with the Company for any reason. Mr. Crage is also subject to an indefinite confidentiality covenant, and the Company and Mr. Crage are subject to indefinite mutual non-disparagement covenants.

Mr. Esparza

In the event of a termination of Mr. Esparza’s employment by the Company without “cause” (as defined in the Esparza Employment Agreement) or by him for “good reason” (as defined in the Esparza Employment Agreement) during the term of the Esparza Employment Agreement, subject to Mr. Esparza’s execution of a general release of claims in favor of the Company, he would be entitled to receive: (i) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus, (ii) full accelerated vesting of the Esparza Sign-On Restricted Stock Grant and Esparza Sign-On Option Grant and (iii) subject to his election of COBRA continuation coverage, for a period of 24 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage. Mr. Esparza does not receive any additional payments or benefits in the event his employment is terminated as a result of his death or Disability (as defined in the Esparza Employment Agreement) or if his employment is terminated following a change in control.

Pursuant to the Esparza Employment Agreement, Mr. Esparza is subject to (i) non-competition covenants that apply during his employment and for a period of (a) 24 months following the termination of his employment by the Company without cause or by him for good reason during the initial three-year employment term or (b) 12 months following the termination of his employment for any other reason and (ii) non-solicitation covenants for a period of 24 months following the termination of his employment with the Company for any reason. Mr. Esparza is also subject to an indefinite confidentiality covenant, and the Company and Mr. Esparza are subject to indefinite mutual non-disparagement covenants.

Treatment of Long-Term Incentive and Equity Awards upon Termination or Change in Control

Stock options and time-vesting shares. Upon a termination of an executive’s employment by the Company without cause or a termination due to the executive’s death or disability, in each case within 12 months following a change in control, all unvested stock option and time-vesting share awards will immediately vest and become exercisable. In addition, upon a termination due to the executive’s death or disability, other than within 12 months following a change in control, a pro-rata portion of the next installment of such awards will immediately vest. If the executive’s employment terminates for any other reason other than as described above, all unvested stock options and time-vesting shares will be forfeited.

Performance-vesting shares. Upon a change in control during the performance period, the number of performance-vesting shares that are eligible to vest will generally be determined based on actual performance through that date (and, to the extent actual performance is unable to be calculated, at target performance) (the “Actual Performance Factor”) and such number of performance-vesting shares will vest at the end of the performance period subject only to the executive’s continued employment through such date. Upon (1) a termination of an executive’s employment by the Company without cause or termination due to the executive’s death or disability, in each case within 12 months following a change in control, the performance-vesting shares will vest based on the Actual Performance Factor; and (2) a termination due to the executive’s death or disability, other than within 12 months following a change in control, a pro-rata portion of the performance-vesting shares will immediately vest based on the Actual Performance Factor. If the executive’s employment terminates for any reason other than as described above, all unvested performance-vesting shares will be forfeited.

2.25x and 2.75 Performance Restricted shares. Certain named executive officers hold awards of 2.25x and 2.75x Performance Restricted shares. A change in control will not automatically result in the vesting of the 2.25x and 2.75x Performance Restricted shares unless the applicable performance conditions are satisfied at such time. All unvested 2.25x and 2.75x Performance Restricted shares forfeit upon termination, except if an amendment has been entered into when the executive terminated employment.

Director Compensation for Fiscal 2015

The following table summarizes all compensation for our non-employee directors for fiscal year 2015. The employee directors and Blackstone-affiliated directors did not receive additional compensation for serving on the Board of Directors or the committees of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David F. D’ Alessandro(2)	—	—	—
Jim Atchison(3)	481,183	119,987	601,170
Joseph P. Baratta	—	—	—
William Gray(4)	80,000	119,987	199,987
Bruce McEvoy	—	—	—
Judith A. McHale(5)	88,436	215,187	303,623
Thomas Moloney(6)	57,667	119,988	177,655
Ellen O. Tauscher(7)	70,000	119,987	189,987
Deborah M. Thomas(8)	80,000	167,587	247,587
Peter F. Wallace	—	—	—

(1)

Amounts included in this column reflect the aggregate grant date fair value of restricted stock awards granted during fiscal year 2015, calculated in accordance with Topic 718, utilizing the closing price on the date of grant. In addition to the 2015 annual equity awards in accordance with the Company’s Outside Director Compensation Policy, the amounts included in this column for Ms. McHale and Ms. Thomas reflect $95,200 and $47,600, respectively, relating to the grant date fair value of restricted stock granted on March 16, 2015 in recognition of Ms. McHale’s and Ms. Thomas’ service as chairpersons of the Board’s committee’s during the Board’s search for a new Chief Executive Officer of the Company. The aggregate number of unvested restricted stock owned by our non-employee directors at December 31, 2015 was as follows: Mr. Atchison, 5,752 shares of unvested restricted stock, 257,703 unvested 2.25x Performance

Restricted shares, and 257,703 unvested 2.75x Performance Restricted shares; Mr. Gray, 10,866 shares of unvested restricted stock, Ms. McHale, 14,808 shares of unvested restricted stock; Mr. Moloney, 7,272 shares of unvested restricted stock; Ms. Tauscher, 10,866 shares of unvested restricted stock and Ms. Thomas, 12,109 shares of unvested restricted stock. See “Outstanding Equity Awards at 2015 Fiscal-Year End” for details on Mr. D’Alessandro’s unvested restricted stock awards.
(2)	Mr. D’Alessandro was appointed to serve as interim Chief Executive Officer (“Interim CEO”) of the Company effective January 15, 2015 through April 7, 2015. While serving as Interim CEO, Mr. D’Alessandro did not receive an annual base salary but continued to receive the cash compensation normally paid to non-employee directors in accordance with the Company’s Outside Director Compensation Policy. All amounts paid and stock awards to Mr. D’Alessandro are reported in the Summary Compensation Table.
(3)	Mr. Atchison resigned from his role as Chief Executive Officer and President of the Company, effective January 15, 2015. He remains involved with the Company as a member of our Board of Directors and in a consulting capacity to the Company, in accordance with his Separation and Consulting Agreement, dated December 10, 2014. The amount reported under “Fees Earned or Paid in Cash” column reflects $57,742 related to the pro-rated portion of his annual retainer for service on the Board of Directors earned in fiscal year 2015 and $423,441 related to consulting fees paid to Mr. Atchison for consulting services in accordance with his Separation and Consulting Agreement.
(4)	In addition to an annual retainer of $60,000, Mr. Gray also received $20,000 related to his service as Chairperson of a special committee of the Board of Directors that was formed to provide advice and consultation on the Company’s long-range business planning.
(5)	In addition to an annual retainer of $60,000, Ms. McHale received (a) a pro-rated fee of $2,746 for service as Chairperson of the Compensation Committee for portions of fiscal year 2015; (b) a fee of $10,000 for service as Chairperson of the Nominating and Corporate Governance Committee for fiscal year 2015; (c) a fee of $10,000 for her service on a special committee of the Board of Directors that was formed to provide advice and consultation on the Company’s long-range business planning; and (d) a pro-rated fee of $5,690 for service as Lead Director for portions of fiscal year 2015.
(6)	Mr. Moloney was appointed to the Board of Directors on January 15, 2015 and the amount reported under the “Fees Earned or Paid in Cash” column reflects the portion of his annual retainer for service on the Board of Directors earned in fiscal year 2015 from such date.
(7)	In addition to an annual retainer of $60,000, Ms. Tauscher also received $10,000 related to her service on a special committee of the Board of Directors that was formed to provide advice and consultation on the Company’s long-range business planning.
(8)	In addition to an annual retainer of $60,000, Ms. Thomas received $20,000 in fees for service as Chairperson of the Audit Committee for fiscal year 2015.

Outside Director Compensation Policy

On March 3, 2015, our Board of Directors amended our Amended and Restated Outside Director Compensation Policy that formalizes our practices regarding cash and equity compensation to non-employee directors (excluding any Blackstone-affiliated directors).

Cash Compensation

Under the Outside Director Compensation Policy, each non-employee director will receive annual cash retainers for service in the following positions:

Position	Annual Cash Retainer
Chairperson of the Board of Directors	$200,000
Member of the Board of Directors other than the Chairperson of the Board of Directors	$60,000
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Chairperson	$10,000

Equity Compensation

Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2013 Omnibus Incentive Plan including discretionary awards not covered under the Outside Director Compensation Policy. The Outside Director Compensation Policy provides that upon election or appointment of a non-employee director to our Board of Directors, such non-employee director will be granted an initial award of restricted stock under the 2013 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2013 Omnibus Incentive Plan) equal to $120,000. The Outside Director Compensation Policy also provides that on the date of each annual meeting of stockholders, each non-employee director, will be granted an annual award of restricted stock under the 2013 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2013 Omnibus Incentive Plan) equal to $120,000. Each initial award and annual award will vest in three equal installments, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service on the Board through each such vesting date.

Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director will vest in full upon a “change in control” (as defined in the 2013 Omnibus Incentive Plan).

In 2016, the Compensation Committee engaged the services of Haigh, an independent compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our non-employee directors and how our compensation practices compared to the compensation practices of other companies. Based on the review of the competitive market compensation data and recommendations of Haigh, the Compensation Committee recommended that our Board of Directors amend our Second Amended and Restated Outside Director Compensation Policy to set total annual cash and equity compensation for our non-employee directors, at a level that is at the median of the Compensation Peer Group. For more information regarding the Compensation Committee’s consultant, see “—Role of Compensation Consultant” above.

Based on the recommendation of the Compensation Committee, on April 13, 2016, our Board of Directors amended our Second Amended and Restated Outside Director Compensation Policy to increase certain cash fees for non-employee directors serving on the committees of our Board of Directors and to modify the vesting provisions applicable to future annual equity awards granted to our non-employee directors, in each case, taking effect on the date of the Annual Meeting on June 15, 2016.

Beginning on the date of the Annual Meeting, (i) each non-employee director serving as the chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee and Regulatory & Governmental Affairs Committee will receive an annual cash retainer of $15,000, and the non-employee director serving as the chairperson of the Audit Committee will continue to receive an annual cash retainer of $20,000, and (ii) each non-employee director serving as a non-chairperson member of the Compensation Committee, the

Nominating and Corporate Governance Committee and Regulatory & Governmental Affairs Committee will receive an annual cash retainer of $10,000, and each non-employee director serving as a non-chairperson member of the Audit Committee will receive an annual cash retainer of $15,000, in each case, such increase in cash retainer fees will be pro-rated for fiscal year 2016.

In addition, each annual equity award granted to our non-employee directors on or after the date of the Annual Meeting will vest 100% on the day before the next Annual Meeting of Stockholders of the Company occurring after the date of grant, subject to the non-employee director’s continued service through such date. Except for the changes described above, all other terms of the Outside Director Compensation Policy remain unchanged.

Stock Ownership Guidelines

In order to align directors and stockholder interests, the Company adopted stock ownership guidelines for our directors in 2014. In March 2015, the Company modified its stock ownership guidelines to provide that each director is required to hold shares of common stock with a value at least equal to five (5) times the director’s annual cash retainer. If a director is not in compliance with the stock ownership guidelines, the director is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of March 31, 2016 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of March 31, 2016, there were 88,742,832 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
The Partnerships affiliated with The Blackstone Group L.P.(1)	19,502,063	22.0%
Barrow, Hanley, Mewhinney & Strauss, LLC(2)	9,235,122	10.4%
Vanguard Whitehall Funds—Vanguard Selected Value Fund(3)	5,141,400	5.8%
The Vanguard Group(4)	4,715,995	5.3%
Prudential Financial, Inc.(5)	4,483,073	5.1%
Directors and Named Executive Officers:
Joel K. Manby(6)	798,125	*
David F. D’Alessandro	271,067	*
Jim Atchison	638,604	*
Peter J. Crage(7)	182,013	*
Marc G. Swanson(6)	89,025	*
James M. Heaney	—	*
Daniel B. Brown(6)	308,252	*
Anthony Esparza	153,518	*
G. Anthony (Tony) Taylor(6)	176,075	*
Joseph P. Baratta(8)	—	—
Ronald Bension	—	—
William Gray	13,424	*
Judith A. McHale	19,059	*
Thomas E. Moloney(9)	11,272	*
Ellen O. Tauscher	13,424	*
Deborah M. Thomas	15,961	*
Peter F. Wallace(8)	—	—
All directors and executive officers as a group (17 persons)	3,050,986	3.4%

*	Less than 1%.

(1)	Based on a Schedule 13G filed with the SEC on February 17, 2015, shares of our common stock held by the limited partnerships owned by affiliates of Blackstone and other certain co-investors (the “Partnerships”) as follows: 15,820,811 shares of our common stock held by SW Delaware L.P. (“SWD”), 493,827 shares of our common stock held by SW Delaware A L.P. (“SWDA”), 555,394 shares of our common stock held by SW Delaware B L.P. (“SWDB”), 506,711 shares of our common stock held by SW Delaware C L.P. (“SWDC”), 182,040 shares of our common stock held by SW Delaware D L.P. (“SWDD”), 570,487 shares of our common stock held by SW Delaware E L.P. (“SWDE”), 445,853 shares of our common stock held by SW Delaware F L.P. (“SWDF”), 679,058 shares of our common stock held by SW Delaware Co-Invest L.P. (“SWDCI”), and 247,882 shares of our common stock held by SW Delaware (GSO) L.P. Blackstone and other members of the Investor Group own various classes of interests in the Partnerships as described under “Certain Relationships and Related Party Transactions—Limited Partnership Agreements.”

Under the terms of the partnership agreements of the Partnerships, the general partner determines any voting and dispositions decisions with respect to the shares of our common stock held by the Partnerships. In certain circumstances, Blackstone and certain other members of the Investor Group are permitted to surrender their interests in the Partnerships to the Partnerships and receive shares of our common stock held by the Partnerships. The general partner of each of the Partnerships is SW Cayman Limited. SW Cayman Limited is wholly owned by Blackstone Capital Partners (Cayman III) V L.P. The general partner of Blackstone Capital Partners (Cayman III) V L.P. is Blackstone Management Associates (Cayman) V L.P. The general partner of Blackstone Management Associates (Cayman) V L.P. is BCP V GP L.L.C. The sole member of BCP V GP L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. As a result of his control of Blackstone Group Management L.L.C., Mr. Schwarzman has voting and investment power with respect to the shares held by the Partnerships. Each of such Blackstone entities (other than the Partnerships to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Partnerships directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Information regarding Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”) is based solely on a Schedule 13G filed by Barrow with the SEC on February 3, 2016. Barrow reported sole voting power with respect to 3,143,561 shares, shared voting power with respect to 6,091,561 shares and sole investment power with respect to 9,235,122 shares. The address of Barrow is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.
(3)	Information regarding Vanguard Whitehall Funds—Vanguard Selected Value Fund (“Vanguard”) is based solely on a Schedule 13G filed by Vanguard with the SEC on February 9, 2016. Vanguard reported sole voting power and sole investment power with respect to 5,141,400 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Information regarding The Vanguard Group (“Vanguard Group”) is based solely on a Schedule 13G filed by Vanguard Group with the SEC on February 10, 2016. Vanguard Group reported sole voting power with respect to 149,399 shares, shared voting power with respect to 5,200 shares, sole investment power with respect to 4,565,396 shares and shared investment power with respect to 150,599 shares. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Information regarding Prudential Financial Inc. (“Prudential”) is based solely on a Schedule 13G filed by Prudential with the SEC on February 3, 2016. Prudential reported sole voting power and sole investment power with respect to 206,478 shares, shared voting power with respect to 3,649,315 shares and shared investment power with respect to 4,276,595 shares. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102.

(6)	Includes shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after March 31, 2016, as follows: Mr. Manby, 272,331; Mr. Swanson, 3,502; Mr. Brown, 13,135 and Mr. Taylor, 13,743.
(7)	Consists of (i) 4,022.675 shares of common stock held jointly by Mr. Crage and his spouse and (ii) 177,990 shares of common stock held individually by Mr. Crage.
(8)	Messrs. Baratta and Wallace are each employees of Blackstone, but each disclaims beneficial ownership of the shares beneficially owned by the Partnerships. The address for Messrs. Baratta and Wallace is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(9)	Consists of (i) 4,000 shares of common stock held jointly by Mr. Moloney and his spouse and (ii) 7,272 shares of common stock held individually by Mr. Moloney.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, directors and Blackstone, we believe that our executive officers, directors and Blackstone complied with all Section 16(a) filing requirements during 2015, with the exception of one report by Peter J. Crage, who became our Chief Financial Officer on September 1, 2015. Mr. Crage failed to include shares of our common stock held jointly by Mr. Crage and his spouse on his Form 3 filed with the SEC on September 3, 2015, and filed a Form 3/A with the SEC on September 24, 2015 to reflect such shares.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In connection with our initial public offering, our Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under this policy:

•	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Board of Directors or recommended by the compensation committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code of Business Conduct and Ethics.

Stockholders’ Agreement

In connection with our initial public offering, we entered into a stockholders agreement with the limited partnerships owned by affiliates of Blackstone and other certain co-investors (the “Partnerships”). This agreement granted the Partnerships the right to nominate to our Board of Directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors as long as the Partnerships and their affiliates beneficially own at least 50% of the shares of our common stock entitled to vote generally in the election of our directors; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 40% but less than 50% of the shares of our common stock entitled to vote generally in the election of our directors; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 30% but less than 40% of the shares of our common stock entitled to vote generally in the election of our directors; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 20% but less 30% of the shares of our common stock entitled to vote generally in the election of our directors; and (v) at least 10% of the total number of directors comprising our Board of Directors at such time as long as the Partnerships and their affiliates beneficially own at least 5% but less than 20% of the shares of our common stock entitled to vote generally in the election of our directors. For purposes of calculating the number of directors that the Partnerships are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number (e.g., one and one quarter directors shall equate to two directors) and the calculation would be made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

In addition, in the event a vacancy on the Board of Directors is caused by the death, retirement or resignation of a Partnership’s director-designee, the Partnerships shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new Partnership’s director-designee.

Limited Partnership Agreements and Equityholders’ Agreement

On December 1, 2009, investment funds affiliated with Blackstone and certain co-investors, through the Company and its wholly-owned subsidiary, SeaWorld Parks & Entertainment, Inc., acquired 100% of the equity interests of Sea World LLC (f/k/a SeaWorld, Inc.) and SeaWorld Parks & Entertainment LLC (f/k/a Busch Entertainment Corporation) from certain subsidiaries of Anheuser-Busch Companies, Inc. We refer to this acquisition and related financing transactions as the “2009 Transactions.” As a result of the 2009 Transactions, Blackstone and the other co-investors own, through the Partnerships, common stock of the Company.

Investment funds affiliated with Blackstone and other co-investors hold Class A Units and Class B Units of the Partnerships. In addition, Anheuser-Busch, Incorporated (“ABI”) holds Class C Units in the Partnerships, which entitle ABI to receive, subject to certain conditions, a specified portion of distributions from the Partnerships.

Pursuant to the limited partnership agreements of each of the Partnerships (referred to herein as the “Partnership Agreements”), Blackstone, through its affiliate SW Cayman Limited, the general partner of the Partnerships, has the right to determine when dispositions of shares of our common stock held by the Partnerships will be made and, subject to certain exceptions, when distributions will be made to the limited partners of the Partnerships and the amount of any such distributions. If SW Cayman Limited authorizes a distribution, such distribution will be made to the partners of the Partnerships (1) in the case of a tax distribution (as described below), to the holders of limited partnerships units in proportion to the amount of taxable income of the Partnerships allocated to such holders and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership interests, subject to vesting requirements of certain Employee Units held by members of our management. ABI holds Class C Units in the Partnerships, which entitle ABI to receive, subject to certain conditions, a specified portion of distributions from the Partnerships. ABI has consent rights with respect to certain amendments to the Partnership Agreements.

The Partnership Agreements provide that SW Cayman Limited, as the general partner, will be entitled in its sole discretion and without the approval of the other partners to perform or cause to be performed all management and operational functions relating to the Partnerships and shall have the sole power to bind the Partnerships. The limited partners may not participate in the management or control of the Partnerships.

The Partnership Agreements provide that, subject to certain exceptions, the general partner will not withdraw from the Partnerships or resign as a general partner. The general partner is not permitted to transfer its general partnership interests except to an affiliate of the general partner. The Partnership Agreements also provide that, subject to certain exceptions, the limited partners will not transfer their limited partnership interests. Under the terms of the Partnership Agreements, an affiliate of Blackstone determines any voting and disposition decisions with respect to the shares of our common stock held by the Partnerships. In certain circumstances, Blackstone and certain other members of the Investor Group are permitted to surrender their interests in the Partnerships to the Partnerships and receive shares our common stock held by the Partnerships.

The Partnership Agreements contain a covenant limiting the Partnerships’ ability to enter into transactions with their affiliates, which is similar to the affiliate transactions covenant contained in the indenture governing our senior notes entered into on December 1, 2009 (the “Senior Notes”). The Senior Notes were fully redeemed on April 7, 2015. See “Debt and Interest Payments” below for a discussion of the redemption of the Senior Notes.

The Partnership Agreements provide that each of the Partnerships will be dissolved upon the earliest of (i) the determination of the general partner to dissolve the Partnerships, (ii) such date when there are no limited partners, (iii) at such times as all of the assets of the Partnership have been converted into cash and cash equivalents, (iv) the entry of a decree of judicial dissolution of the Partnership or (v) the dissolution, resignation, expulsion or bankruptcy of the general partner.

In connection with the 2009 Transactions, we entered into an equityholders’ agreement with the Partnerships and certain equity holders of the Partnerships. Pursuant to the agreement, in the event that we propose to redeem or repurchase any of our equity interests held by the Partnerships, we are required to offer each Partnership the right to participate in such redemption or repurchase on a pro rata basis.

Registration Rights Agreement

In connection with the 2009 Transactions, we entered into a registration rights agreement with the Partnerships and certain equity holders of the Partnerships. Subject to certain conditions, this agreement provides to the Partnerships an unlimited number of “demand” registrations and customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses of the Partnerships and certain of its equity holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Debt and Interest Payments

On April 7, 2015, we borrowed $280.0 million of additional term loans (the “Term B-3 Loans”) under the credit agreement entered into on December 1, 2009 governing our senior secured credit facilities (the “Senior Secured Credit Facilities”) and used the proceeds, along with cash on hand, to redeem all of the outstanding principal of the then existing Senior Notes at a redemption price of 105.5% plus accrued and unpaid interest and pay fees, costs and other expenses in connection with the Term B-3 Loans.

As of December 31, 2015, approximately $77 million aggregate principal amount of the Term B-2 Loans and approximately $9 million aggregate principal amount of Term B-3 Loans under the Senior Secured Credit Facilities were owned by affiliates of Blackstone. We make voluntary principal repayments as well as periodic principal and interest payments on such debt in accordance with its terms.

Repurchase of Securities

As market conditions warrant, we and our major stockholders, including Blackstone and its affiliates, may from time to time, depending upon market conditions, seek to repurchase our debt securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

Equity Healthcare Program Agreement

Effective as of January 1, 2012, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”), an affiliate of Blackstone, pursuant to which Equity Healthcare provides to us certain negotiating, monitoring and other services in connection with our health benefit plans. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s services, we paid Equity Healthcare a fee of $2.80 per participating employee per month for plans beginning on or after January 1, 2015 and a fee of $3.00 per participating employee per month for plans beginning on or after January 1, 2016. As of December 31, 2015, we had approximately 3,200 employees enrolled in Equity Healthcare health benefit plans.

Core Trust Purchasing Group Participation Agreement

Effective May 1, 2010, we entered into a five year participation agreement, with automatic one year renewals, with Core Trust Purchasing Group (“CPG”), which designates CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract.

We do not pay any fees to participate in this group arrangement, and we can terminate participation in any category of products and services at any time prior to the expiration of the agreement without penalty with a reasonable business justification, including if pricing under the agreement becomes uncompetitive or uneconomical, customer service is not satisfactory or participation negatively impacts our corporate governance or compliance policies.

In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases. Additionally, Blackstone has entered into a separate agreement with CPG whereby Blackstone receives a portion of the gross fees vendors pay to CPG based on the volume of purchases made by us. CPG is not a Blackstone affiliate and Blackstone is not a party to our participation agreement with CPG. A portion of the fees CPG remits to Blackstone is intended to reimburse Blackstone for a portion of the costs it incurs in connection with facilitating our participation in CPG and monitoring the services CPG provides to us. Our purchases through CPG were approximately $10.2 million for the fiscal year ended December 31, 2015.

Separation and Consulting Agreement with Former Chief Executive Officer

On December 11, 2014, the Company announced that Jim Atchison would resign from his role as Chief Executive Officer and President of the Company, effective January 15, 2015. Following his resignation as Chief Executive Officer and President, Mr. Atchison remained involved with the Company as a member of our Board and in a consulting capacity to the Company. In connection with Mr. Atchison’s resignation, the Company entered into the Atchison Separation Agreement. The Company entered into an amendment to the Atchison Separation Agreement, effective as of April 13, 2016 (the “Atchison Amendment”). Pursuant to the Atchison Amendment, Mr. Atchison will no longer serve on the Board, but he will continue to be engaged as a consultant to the Company until December 10, 2017. Either the Company or Mr. Atchison may terminate the consulting period at any earlier time upon 30 days advance written notice. In consideration for Mr. Atchison agreeing to provide consulting services to the Company, commencing January 1, 2016, Mr. Atchison’s annual consulting fee will be increased to $620,000. In the event the consulting period is terminated for any reason, Mr. Atchison shall be entitled to a lump sum payment equal to the remainder of his consulting fee through the end of December 10, 2017 and all unvested restricted stock awards previously granted to Atchison as a member of the Board during the consulting period will become 100% vested and unrestricted.

Other

Mr. Thomas J. Valley, the Director of Domestic Sales of a subsidiary of the Company, is the brother-in-law of our former Chief Executive Officer and President, Jim Atchison. Mr. Valley’s total compensation for fiscal 2015 was $197,003.

From time to time, we do business with a number of other companies affiliated with Blackstone. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arms-length basis.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2017 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2016 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 30, 2016. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2017, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2017, such a proposal must be received on or after February 15, 2017, but not later than March 17, 2017. In the event that the date of the Annual Meeting of Stockholders to be held in 2017 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2017 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2017 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2017 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting G. Anthony (Tony) Taylor, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, (407) 226-5011.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.seaworldentertainment.com) and click on “SEC Filings” under the “Investor Relations” heading.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

SeaWorld Entertainment, Inc.

9205 South Park Center Loop, Suite 400,

Orlando, Florida 32819

Exhibit A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEAWORLD ENTERTAINMENT, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

SeaWorld Entertainment, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section A of Article VI, and inserting the following in lieu thereof:

“A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Commencing at the annual meeting of stockholders to be held in 2017 (each annual meeting of stockholders, an “Annual Meeting”), subject to the special rights of holders of any series of Preferred Stock to elect additional directors, the directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director in office at the 2017 Annual Meeting whose term expires at the 2018 Annual Meeting or the 2019 Annual Meeting (each such director, a “Continuing Classified Director”), shall continue to hold office until the end of the term for which such director was elected and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

In the event of any increase or decrease in the authorized number of directors, each Continuing Classified Director then serving shall nevertheless continue as a Continuing Classified Director until the expiration of his or her term or his or her death, resignation, retirement, disqualification or removal from office. In no event shall a decrease in the number of directors remove or shorten the term of any incumbent director.”

2. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the last sentence of Section B of Article VI, and inserting the following in lieu thereof:

“Subject to the special rights of holders of any series of Preferred Stock to elect additional directors, any director elected to fill a vacancy or newly created directorship shall hold office until the next Annual Meeting and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding the foregoing, any director elected to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of a Continuing Classified Director shall hold office until the Annual Meeting at which the term of such Continuing Classified Director would have expired and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.”

3. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Section C of Article VI, and inserting the following in lieu thereof:

“C. Subject to the special rights of holders of any series of Preferred Stock to elect additional directors, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed with or without cause only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, at any time Blackstone beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any Continuing Classified Director and any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.”

4. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this     day of             , 2016.

SEAWORLD ENTERTAINMENT, INC.

By:
Name:
Title:

Exhibit B

AMENDMENT NO. 1

TO THE SECOND AMENDED AND RESTATED BYLAWS

OF

SEAWORLD ENTERTAINMENT, INC.

The Second Amended and Restated Bylaws of SeaWorld Entertainment, Inc. are hereby amended by deleting Section 3.05, and inserting the following in lieu thereof:

“SECTION 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by law and subject to the Stockholders Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Amended and Restated Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office for the term set forth in the Amended and Restated Certificate of Incorporation.”

Except as set forth in this Amendment No. 1 to the Second Amended and Restated Bylaws of SeaWorld Entertainment, Inc., the Second Amended and Restated Bylaws of SeaWorld Entertainment, Inc. remain in full force and effect.

B-1

SEAWORLD ENTERTAINMENT, INC. 9205 SOUTH PARK CENTER LOOP SUITE 400 ORLANDO, FL 32819

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to seaworld.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E08912-P79231	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEAWORLD ENTERTAINMENT, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	To elect the three Class III director nominees.
Nominees:
01) Donald C. Robinson
02) Deborah M. Thomas
03) Peter F. Wallace
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.					☐	☐	☐
3.	Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.					☐	☐	☐
4.

Approval of a management proposal to amend the Company’s Amended and Restated Certificate of Incorporation to provide for the phased-in declassification of the Board of Directors, beginning at the 2017 annual meeting.

						☐	☐	☐
5.	A management proposal to determine the advisability of implementing majority voting in uncontested director elections.					☐	☐	☐
Note: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on Wednesday June 15, 2016:

The Proxy Statement and 2015 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.

E08913-P79231

SEAWORLD ENTERTAINMENT, INC.

Annual Meeting of Stockholders

June 15, 2016 11:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joel K. Manby, Peter J. Crage and G. Anthony (Tony) Taylor, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SEAWORLD ENTERTAINMENT, INC. held of record by the stockholder(s) at the close of business on April 18, 2016 that the stockholder(s) is/are entitled to vote if personally present on all other matters properly coming before the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 15, 2016, at seaworld.onlineshareholdermeeting.com, and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting and any adjournment or postponements thereof.

If you just sign and submit your proxy card without voting instructions, these shares will be voted “FOR” each director nominee listed herein, and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is signed and no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side